UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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Privia Health Group, Inc.
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED MARCH 21, 2024

Privia Health Group, Inc.

950 N. Glebe Rd., Suite 700

Arlington, VA 22203

Telephone: (571) 366-8850

April 4, 2024

Dear Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (“Annual Meeting”) of Privia Health Group, Inc. (“Privia Health” or the “Company”) on Wednesday, May 22, 2024 at 11:00 a.m. Eastern Time. This year’s Annual Meeting will be conducted via live webcast as a virtual meeting of stockholders. You will be able to attend the Annual Meeting online by visiting www.proxydocs.com/PRVA and you will be able to submit your questions and vote your shares electronically by attending the Annual Meeting at this virtual location.

All Privia Health stockholders of record at the close of business on Monday, March 25, 2024 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, mail, or over the Internet as soon as possible.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE PRIOR TO THE VIRTUAL ANNUAL MEETING OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING AND WANT TO VOTE YOUR SHARES DURING THE MEETING, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in Privia Health.

Sincerely,

David P. King

Chair of the Board of Directors

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Privia Health Group, Inc.

950 N. Glebe Rd., Suite 700

Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Wednesday, May 22, 2024 at 11:00 a.m., Eastern Time

PLACE:	Online at: www.proxydocs.com/PRVA

ITEMS OF BUSINESS:

1.   To elect the four nominees listed in the accompanying proxy statement as Class II directors to the Board of Directors to serve until our 2027 annual meeting and until their respective successors have been duly elected and qualified;

2.  To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”);

3.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;

4.  To amend and restate our amended and restated certificate of incorporation (the “Charter”) to remove supermajority voting standards;

5.  To amend and restate our Charter to remove or limit the personal liability of officers to the extent permitted by amendments to the Delaware General Corporation Law; and

6.  To transact such other business as may properly come before the meeting.

WHO CAN VOTE:	You must be a stockholder of record at the close of business on March 25, 2024, to vote at the Annual Meeting.

INTERNET AVAILABILITY:	This Proxy Statement and our 2023 Annual Report to Stockholders are available free of charge at www.proxydocs.com/PRVA or on our website, www.priviahealth.com.

PROXY VOTING:

We cordially invite you or your legal representative to participate in the Annual Meeting, either by attending and voting online or by voting through other acceptable means. Your participation is important regardless of the number of shares you own. You may vote by telephone, through the Internet or by mailing your completed proxy card. Stockholders of record and beneficial owners will be able to vote their shares electronically at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Voting” in the proxy statement.

MEETING ADMISSION:

You are entitled to attend the Annual Meeting online, vote and submit questions during the meeting by visiting online at: www.proxydocs.com/PRVA and entering the control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials) or on the instructions that accompanied your proxy materials. You may also submit questions before and during the Annual Meeting using our virtual Annual Meeting forum. You will only be entitled to vote at the Annual Meeting and submit questions if you are a stockholder as of the close of business on March 25, 2024, the record date. More details on how to participate in this year’s Annual Meeting can be found in “Questions and Answers about the Annual Meeting” beginning on page 1.

By Order of the Board of Directors,

Edward C. Fargis

Executive Vice President and General Counsel

Arlington, VA

April 4, 2024

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PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT SUMMARY

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

The Board of Directors (“Board”) is providing these proxy materials to you in connection with the 2024 Annual Meeting of Stockholders (“Annual Meeting”), which will take place on May 22, 2024. The Board is soliciting proxies to be used at the Annual Meeting. These proxy materials were first made available on the Internet on or about April 4, 2024 to all stockholders entitled to vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

For stockholders to vote on the following proposals:

1.	The election of the nominees listed in this proxy statement as Class II directors to serve until our 2027 annual meeting and until their respective successors have been duly elected and qualified.

2.	The approval, on an advisory (non-binding) basis, of the compensation of our Named Executive Officers as disclosed in these proxy materials.

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

4.	To approve an amendment to our Charter to remove the supermajority voting provisions relating to amendments to the Charter and the removal of directors.

5.	To approve an amendment to our Charter to remove or limit the personal liability of officers to the extent permitted by amendments to the Delaware General Corporation Law.

6.	To transact such other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board recommends a vote:

•	“FOR” the election of each of the nominees listed in this proxy statement as Class II directors to serve until our 2027 annual meeting.

•	“FOR” the approval on an advisory (non-binding) basis of the compensation of our NEOs.

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

•	“FOR” the approval of the amendment to our Charter to remove the supermajority voting provisions relating to amendments to the Charter and the removal of directors.

•	“FOR” the approval of the amendment to our Charter to remove or limit the personal liability of officers to the extent permitted by amendments to the Delaware General Corporation Law.

The Board knows of no other business that will be presented at the Annual Meeting, but if such other business shall properly come before the Annual Meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on March 25, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were    shares of our common stock issued and outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.

Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, vote live at the Annual Meeting, or vote by proxy through the Internet or by telephone. Throughout this proxy statement, we refer to these stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and your broker or nominee is

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you should follow your broker’s procedures for obtaining a legal proxy to vote your shares of our common stock live at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How can I vote my shares?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxydocs.com/PRVA, 24 hours a day, seven days a week, until 11:00 a.m. Eastern Time on May 22, 2024 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at (844) 357-8239, until 11:00 a.m. Eastern Time on May 22, 2024 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.proxydocs.com/PRVA and below under “How can I attend the Annual Meeting?”

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you can revoke a proxy before the completion of voting at the Annual Meeting by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a later-dated proxy; or

•	voting online during the Annual Meeting.

Attendance and participation in the Annual Meeting without voting will NOT cause your previously granted proxy to be revoked. To revoke you must use one of the methods listed above. If you are a street name stockholder, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or by attending the Annual Meeting and voting your shares online during such meeting after obtaining a legal proxy from your broker, bank or nominee. If your shares are held in street name (i.e., held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your broker, bank, or other nominee and follow its procedures for changing your voting instructions.

How can I attend the Annual Meeting?

The Annual Meeting will again be a virtual meeting of the stockholders. The Board of Directors believes holding the Annual Meeting in a virtual format allows for greater engagement with our stockholders wherever they may be located, while minimizing the time and cost associated with planning, holding and arranging logistics for an in-person meeting.

To participate or vote during the Annual Meeting via live webcast, you must register in advance prior to the deadline of May 21, 2024 at 5:00 p.m. Eastern Time at www.proxydocs.com/PRVA. You will not be able to attend the Annual Meeting in person.

As part of the registration process, you must enter the control number located on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you are a street name stockholder, you will also need to provide the registered name on your account and legal proxy from your broker, bank or other nominee reflecting your beneficial stock ownership in Privia Health.

On the day of the Annual Meeting, May 22, 2024, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 11:00 a.m. Eastern Time.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Information as to how to obtain the list of stockholders entitled to vote at the Annual Meeting will be available during the ten days preceding the Annual Meeting at www.proxydocs.com/PRVA, and the list will also be available on www.proxydocs.com/PRVA during the entirety of the Annual Meeting.

What are broker non-votes?

When a street name stockholder does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares with respect to such matters. These unvoted shares are considered “broker non-votes” with respect to such matters.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a proxy or voting instructions by Internet, telephone or mail. Although we offer four different voting methods, we encourage you to vote prior to the Annual Meeting over the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the virtual Annual Meeting, so that the vote count will not be delayed. In order for us to conduct our meeting, a majority of the shares of capital stock issued and outstanding and entitled to vote must be present online or by proxy at the meeting. This is referred to as a quorum. Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, then either the chair of the Annual Meeting or the stockholders by vote of the holders of a majority of the stock present or represented by proxy at the Annual Meeting are authorized by our Bylaws to adjourn the Annual Meeting until a quorum is present or represented.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Effect of Votes Withheld/ Abstentions	Effect of Broker Non-Votes
1. Election of directors	The plurality of votes of the shares of capital stock present in person or by proxy and entitled to vote is required.	Votes withheld will have no effect.	Broker non-votes will have no effect.
2. Approval, on an advisory (non-binding) basis, of the compensation of our NEOs	The majority of votes cast is required.	Abstentions will have no effect.	Broker non-votes will have no effect.
3. Ratification of appointment of independent registered public accounting firm	The majority of votes cast is required.	Abstentions will have no effect.	We do not expect any broker non-votes on this proposal.
4. Approval of an amendment to the Charter to remove supermajority voting standards	A supermajority 66-2/3% of all of the outstanding shares of our capital stock entitled to vote is required.	Abstentions will have the same effect as votes cast “against” the proposal.	Broker non-votes will have the same effect as votes cast “against” the proposal.
5. Approval of the amendment to our Charter to remove or limit the personal monetary liability of officers to the extent permitted by recent amendments to the Delaware General Corporation Law	The majority of all of the outstanding shares of our capital stock entitled to vote is required.	Abstentions will have the same effect as votes cast “against” the proposal.	Broker non-votes will have the same effect as votes cast “against” the proposal.

Who pays for the cost of this proxy solicitation?

The Company pays for the entire cost of soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How can I get help if I have trouble checking in or listening to the Annual Meeting online?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

How can I ask a question at the Annual Meeting?

Stockholders at the close of business on March 25, 2024 will be allowed to submit written questions in our virtual Annual Meeting platform before and during the meeting. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. The meeting rules of conduct will be available during the Annual Meeting at www.proxydocs.com/PRVA. We reserve the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or our business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition in the interest of time and fairness to all stockholders. If there are questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints, management will post answers to a representative set of questions on our Investor Relations website at www.ir.priviahealth.com as soon as practicable after the meeting.

How can I obtain Privia Health’s Form 10-K and other financial information?

Our Annual Report on Form 10-K is available at www.proxydocs.com/PRVA. Stockholders can also access our Annual Report on Form 10-K, and other financial information, on our website at www.ir.priviahealth.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2024:

This proxy statement and our 2023 Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxydocs.com/PRVA.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

The Board unanimously recommends that you vote “FOR” each of the four nominees for re-election as Class II directors listed below. In doing so, the nominees will be elected at the Annual Meeting to serve until the 2027 annual meeting of the stockholders and until their respective successors are elected or appointed and qualified or until such director’s death, resignation or removal. The following individuals, all of whom are currently serving on our Board, are nominated for re-election this year as Class II directors:

•	Thomas McCarthy

•	Parth Mehrotra

•	Dr. Jaewon Ryu

•	William (Bill) Sullivan

It is expected that all nominees proposed by our Board will be able to serve on the Board if elected. However, if before the election one or more nominees are unable to serve (a situation we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by our Board (unless our Board reduces the number of directors to be elected).

Vote Required

The election of directors requires a plurality of the voting power of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Votes withheld and broker non-votes will have no effect on this proposal. Therefore, only votes “For” will affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II NOMINEES NAMED ABOVE.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

Class II Directors—Nominees for Terms Expiring in 2027

Nominees for Director

Thomas McCarthy
Director since: 2021 Age: 67 Committee membership: Chair of Audit Committee

Thomas McCarthy has over 35 years of experience in healthcare, insurance and financial services businesses, including more than 30 years with Cigna Corporation (NYSE: CI). Mr. McCarthy was most recently the Executive Vice President and Chief Financial Officer at Cigna from July 2013 to June 2017, and previously held the roles of Vice President of Finance, Vice President & Treasurer, Vice President of Strategy and Corporate Development between March 2003 to July 2013. In addition to his career with Cigna, Mr. McCarthy also held senior leadership roles at Kemper Insurance from July 1999 to February 2003 and USAA from 1985 to 1986. Mr. McCarthy is a member of the board of directors of Selective Insurance Group, Inc. (NASDAQ: SIGI), a New Jersey-based holding company for property and casualty insurance companies, and is a member of the Selective Insurance Risk Committee and Finance and Investments Committee. He is also a member of the Board of Trustees of the American University of Rome, a Director of Avenue of the Arts, Inc., and a Director of the Habitat for Humanity of Montgomery and Delaware Counties. Mr. McCarthy received a bachelor’s degree in Finance from the Wharton School of the University of Pennsylvania and an MBA from Carnegie Mellon University’s Tepper School of Business.

Mr. McCarthy is a valuable member of our Board because of his extensive experience in the healthcare industry and his prior leadership positions at Cigna.

Parth Mehrotra
Director since: 2023 Age: 45 Committee membership: None

Parth Mehrotra has served as the Chief Executive Officer of Privia Health since July 2023. Prior to that, he served as our President and Chief Operating Officer from 2018 to 2023. Prior to his role at Privia Health, from 2016 to 2018, Mr. Mehrotra was the Chief Operating Officer of Brighton Health Group Holdings, LLC (“Brighton Health Group”), a healthcare services holding company which owned Privia Health prior to its IPO in 2021. Prior to 2016, Mr. Mehrotra held a senior finance role at athenahealth Inc., and also worked in the healthcare investment banking group at Goldman Sachs & Co. and as a management consultant at Accenture. Mr. Mehrotra received an M.B.A. from Northwestern University’s Kellogg School of Management and a bachelor’s degree in Economics from St. Stephen’s College, University of Delhi.

Mr. Mehrotra is a valuable member of our Board of Directors because of his operational and historical expertise from serving as Privia Health’s Chief Executive Officer and his extensive professional experience in the healthcare industry.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Dr. Jaewon Ryu
Director since: 2021 Age: 50 Committee membership: Compliance Committee

Dr. Jaewon Ryu has been the President and Chief Executive Officer of Geisinger since June 2019, an integrated delivery system with a clinical enterprise, a health plan, the Geisinger Commonwealth School of Medicine, and research and innovation functions operating in central and northeastern Pennsylvania. He originally joined Geisinger in September 2016, as the Executive Vice President and Chief Medical Officer, working to improve the quality, affordability and experience of care delivered across the enterprise. Dr. Ryu was previously President of integrated care delivery for Humana, responsible for Humana’s owned and joint ventured care delivery assets, including a management services organization (MSO) assisting affiliated practices to adopt a population health model. Prior to Humana, Dr. Ryu held various leadership roles at the University of Illinois Hospital & Health Sciences System, Kaiser Permanente, the Centers for Medicare and Medicaid Services, and as a White House Fellow at the Department of Veterans Affairs. He was also a practicing corporate healthcare attorney with the international firm McDermott, Will & Emery. Dr. Ryu has also served since 2018 as a commissioner on the Medicare Payment Advisory Commission (MedPAC). He is also a director on the National Committee for Quality Assurance (NCQA), the Commonwealth Fund, and Teleflex, Inc. Dr. Ryu earned his bachelor’s degree from Yale University and his M.D. and J.D. from the University of Chicago. He completed his residency training in emergency medicine at Harbor-UCLA Medical Center.

Dr. Ryu is a valuable member of our Board because of his extensive experience in management services organizations and high-quality patient care.

Bill Sullivan
Director since: 2016 Age: 60 Committee membership: Audit Committee

Bill Sullivan has been an investor and operator of disruptive healthcare service and technology businesses for over 30 years. He is the founder of Brighton Health Partners, a platform that invests across diversified venture and private equity strategies in the healthcare industry. Mr. Sullivan is also an investor and current board member of Soar Health, Sol Mental Health, Duos and HUB International. Previously, he was founder/Chair of Brighton Health Group, a healthcare services holding company which acquired a number of companies, including Privia Health in 2014 and owned it until the Company’s IPO in 2021. Prior to founding Brighton Health Group, Mr. Sullivan was a partner at global private equity firm Apax Partners (2007- 2012). While at Apax, Mr. Sullivan led the $1.4B take private of TriZetto Group, the leading provider of technology solutions to payers. Prior to joining Apax, Mr. Sullivan was the CEO & Chairman of MagnaCare Holdings (acq. Apax), a health plan management company. Mr. Sullivan joined the founding management team of Oxford Health Plans (acq. United Healthcare) from 1987 to 2000, his last four as President of the company. Mr. Sullivan received a bachelor’s degree in Finance and Banking from Suffolk University in Boston.

Mr. Sullivan is a valuable member of our Board because of his extensive experience in the healthcare industry and prior track record as a senior executive.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Class I Directors—Continuing Directors Whose Terms Expire in 2026

Nancy Cocozza
Director since: 2022 Age: 63 Committee membership: Audit Committee and Nominating and Corporate Governance Committee

Nancy Cocozza has over 25 years of experience in healthcare and government programs. Ms. Cocozza retired in June 2018 from the position of President of the Medicare Business for Aetna, where she was responsible for Aetna’s Medicare strategy, growth and operating results. Prior to Aetna, Ms. Cocozza was Executive Vice President at HealthMarkets, an individual market health insurance provider, where she led the Medicare division. She also led the government insurance programs at Coventry Health Care. Ms. Cocozza began her career at Aetna, where she spent 16 years building and leading various commercial managed care operations. Ms. Cocozza most recently served on the Board of Directors, the Audit Committee, and Compensation Committee of Aspira Women’s Health, Inc. (NASDAQ: AWH) from August 2018 until March 2021. Ms. Cocozza received a bachelor’s degree in accounting from Thomas Jefferson/Philadelphia University.

Ms. Cocozza is a valuable member of our Board because of her extensive experience in the healthcare industry and prior track record as a senior executive.

David King
Director since: 2021 Age: 67 Committee membership: Chair of the Board of Directors, Compensation Committee and Chair of the Nominating and Corporate Governance Committee

David King has been the Managing Member of KingMan LLC, a provider of strategic consulting services for stakeholders across the healthcare system, since December 2021. Prior to this role, Mr. King served as an Operating Partner at Pritzker Private Capital from August 2020 to December 2021, co-leading the firm’s activities in the healthcare sector. Prior to joining Pritzker Private Capital, Mr. King was the Chief Executive Officer of Laboratory Corporation of America Holdings (NYSE: LH) from 2007 to 2019. At Laboratory Corporation of America Holdings, Mr. King also served as the Executive Chair of the Board from November 2019 to May 2020, and as the Non-Executive Chair of the Board from May 2009 to October 2019. Mr. King serves as a director of ZimVie, Inc. (NASDAQ: ZIMV) and is a member of the board of several private companies. He also serves on the board of trustees of Novant Health and the Advisory Board for Duke University’s Robert J. Margolis, MD, Center for Health Policy. Mr. King previously served on the board of Cardinal Health (NYSE: CAH), PATH (where he completed four years as Chair in December 2021) and the American Clinical Laboratory Association (where he served as Chair from 2010 to 2014). Mr. King also served on the board of The Emily K Center, a college-readiness center in Durham, North Carolina, founded by Mike Krzyzewski, the former head coach of the Duke University Men’s Basketball team. Mr. King received a bachelor’s degree, cum laude, from Princeton University and a Juris Doctor, cum laude, from the University of Pennsylvania Carey Law School.

Mr. King is a valuable member of our Board because of his extensive experience in the healthcare industry and experience on other healthcare companies’ boards.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

David Wichmann
Director since: 2023 Age: 61 Committee membership: Compensation Committee and Audit Committee, effective as of the Annual Meeting

Dave Wichmann is the former chief executive officer and director of UnitedHealth Group, Inc., having served in those capacities from September 2017 through March 2021. His career at UnitedHealth Group spanned 23 years in roles of increasing responsibility leading the growth, diversification, and performance of the company’s businesses, including president, chief financial officer, and head of operations and commercial markets. Prior to joining UnitedHealth Group, Mr. Wichmann was a partner at Arthur Andersen & Co. Mr. Wichmann serves as a director of Boston Scientific. He previously served on the boards of UnitedHealth Group Incorporated and Tennant Company. Mr. Wichmann received his bachelor’s degree in accounting from Illinois State University.

Mr. Wichmann is a valuable member of our Board because of his management and director experience in the healthcare industry.

Class III Directors – Continuing Directors Whose Terms Expire in 2025

Adam Boehler
Director since: 2023 Age: 44 Committee membership: Compensation Committee

Adam Boehler established Rubicon Founders in 2021. Prior to that, he served as the first CEO of the U.S. International Development Finance Corporation, the U.S. Government’s $60 billion international investment arm. From July 2018 to October 2019, Mr. Boehler served as Senior Advisor for Value-based Transformation and Innovation to the Secretary of the Department of Health and Human Services (HHS). Previously, he served as Deputy Administrator of the Centers for Medicare & Medicaid Services (CMS) and as Director of the Innovation Center at CMS (CMMI) where he focused on transforming the American healthcare system to create better outcomes for patients at lower cost. From 2012 to 2018, Mr. Boehler founded and served as CEO of Landmark Health, a company delivering around-the-clock medical care to chronically ill patients in their homes. Mr. Boehler graduated magna cum laude from the Wharton School of the University of Pennsylvania.

Mr. Boehler is a valuable member of our Board because of his extensive experience in the healthcare industry.

Pamela Kimmet
Director since: 2023 Age: 65 Committee membership: Compensation Committee Chair

Pamela O. Kimmet serves as the chief human resources officer (CHRO) of Manulife Financial Corporation (NYSE: MFC) and is responsible for overseeing the company’s human resources and communications function. Prior to joining Manulife as CHRO in October 2018, Ms. Kimmet served on Manulife’s Board of Directors from March 2016 to September 2018. Ms. Kimmet previously served as CHRO of Cardinal Health, Inc. (NYSE: CAH), Coca-Cola Enterprises (NYSE: KO), The Bear Stearns Companies, Inc., and Lucent Technologies. She has also held a range of strategic HR roles at Citigroup and General Motors. An active member of the human resources industry, Ms. Kimmet serves as chair of the HR Policy Association, and she was also the past chair of its Center for Executive Compensation. She additionally serves on the boards for the Center for Advanced Human Resources Studies at Cornell University, the Center for Executive Succession at the University of South Carolina, and the National Academy of Human Resources. Ms. Kimmet previously served on the Board of Directors of Perspecta, Inc. as chair of its Management and Compensation Committee until May 2021, when Veritas Capital acquired the organization. Ms. Kimmet holds an MBA from Michigan State University and a bachelor’s degree in Industrial and Labor Relations from Cornell University.

Ms. Kimmett is a valuable member of our Board because of her extensive management and director experience.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Patricia Maryland
Director since: 2021 Age: 70 Committee membership: Compliance Committee

Patricia Maryland has over 40 years of experience in healthcare administration. Ms. Maryland was most recently the Executive Vice President of Ascension and the President and Chief Executive Officer at Ascension Healthcare, a leading non-profit health system from July 2017 through June 2019. Prior to that, Ms. Maryland held various other executive and senior management positions in the Ascension organization from 2003 to 2017, including the roles of President of Healthcare Operations and Chief Operating Officer. Ms. Maryland has served on the board of Encompass Health Corporation (NYSE: EHC) since 2020 and on the board of Surgery Partners, Inc. (NASDAQ: SGRY) since March 2021. Ms. Maryland received a bachelor’s degree in Mathematics from Alabama State University and a Master’s degree in Biostatistics from the University of California, Berkeley. Ms. Maryland also holds a Doctorate of Public Health from the University of Pittsburgh, with a concentration in health services administration and planning.

Ms. Maryland is a valuable member of our Board because of her extensive experience in the healthcare industry and her prior track record as a senior executive at a large health system.

Shawn Morris
Director since: 2018 Age: 60 Committee membership: Compliance Committee

Shawn Morris is our former Chief Executive Officer and has served as a member of our board of directors since May 2018. Prior to his role at Privia Health, Mr. Morris was a leader at Cigna- HealthSpring, a Cigna company, known previously as HealthSpring, from 2005 to 2018. Mr. Morris held various leadership roles at Cigna-HealthSpring, including the positions of President, Chief Operating Officer, President of Development & Innovation, and Executive Vice President. Mr. Morris received a bachelor’s degree in Accounting from the Western Kentucky University and is a Certified Public Accountant (inactive). Mr. Morris is also a graduate of Dartmouth College’s Tuck Business School 2030 Global Executive program, an inaugural Fellow of the Nashville Healthcare Council.

Mr. Morris is a valuable member of our board of directors because of his extensive experience in the healthcare industry and prior track record as a senior executive in high growth as well as large healthcare companies.

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GOVERNANCE MATTERS

Governance Overview

We are committed to maintaining robust governance practices and a strong ethical culture that benefit the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder interests, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business.

Our Board has adopted our Corporate Governance Guidelines, Code of Conduct and charters for our Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee and Compliance Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Conduct in the “Governance—Documents and Charters” section of the “Investor Relations” page of our website located at www.ir.priviahealth.com, or by writing to our Corporate Secretary at our offices at 950 N. Glebe Rd., Suite 700, Arlington, VA 22203.

Composition of our Board

Board Classes

Under the Charter and the Bylaws (collectively, the “Organizational Documents”), once investment entities directly or indirectly controlling, controlled by or under common control with Goldman Sachs & Co. LLC (collectively, “Goldman”) and Pamplona Capital Management LLP (collectively, “Pamplona” and, together with Goldman, the “Former Lead Investors”) no longer beneficially own outstanding securities of Privia Health representing at least 25% of the voting power of all outstanding securities of Privia Health generally entitled to vote in the election of directors (the “Minimum Ownership Threshold”), our Board will be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. On May 4, 2023, the Former Lead Investors participated in a registered secondary offering and sale of our common stock (the “Offering”) such that upon the closing of the Offering, the Minimum Ownership Threshold was no longer satisfied. As a result, effective May 9, 2023, pursuant to the Organizational Documents, our Board was divided into three classes of directors, with Class I directors initially serving until the 2023 annual meeting of stockholders, which was the first annual meeting of stockholders following the time when the Minimum Ownership Threshold was no longer met and at which such directors were re-elected; the Class II directors serving until the Annual Meeting; and the Class III directors serving until the 2025 annual meeting of stockholders.

Our Board currently consists of eleven directors, with three directors in Class I, four directors in Class II, and four directors in Class III. The terms of directors in Classes I, II and III end at the annual meetings of stockholders in 2026, 2024 and 2025, respectively.

Rationale for Board Structure

Privia Health continues to operate with the long-term outlook required to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care in both in-person and virtual care settings. To deliver on this mission, we manage our business for the long term and pursue our core strategy of entering markets, organizing providers, driving operational and clinical improvements, and transitioning markets to value-based care. We believe the volatility in the healthcare sector underscores the need for enhanced continuity of business strategies and policies, continuity of service and protection against potential pressures from special interest groups or others who might have an agenda focused on short-term, opportunistic gains contrary to the long-term interests of stockholders. Under the current classified board structure, at least two-thirds of the Board will have had prior experience and familiarity with our business, which is beneficial for long-term strategic planning and appropriate and expert oversight of management, which we believe ultimately drives the creation of sustainable stockholder value. As such, we believe that maintaining a classified board not only provides protection against potential distractions by the special interest groups with short-term objectives, but also appropriately focuses on our long-term success and maximization of value for our stockholders. We further discussed this rationale with our stockholders during the course of engagement with them on this and other topics as described in further detail below, under “Governance Evolution and Highlights”. Our stockholders acknowledged our present circumstances, including our limited time operating as a public company, a relatively small market capitalization and a vulnerability to stockholders with short-termist demands and were generally receptive to our classified board structure at this time given its stabilizing effect.

Shareholder Rights Agreement

The Shareholder Rights Agreement has terminated pursuant to its terms as a result of the Offering completed in May 2023 in which the Former Lead Investors, who were parties to the Shareholder Rights Agreement, sold all of their shares of common stock, as described below.

In connection with our initial public offering, we entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) with affiliates of the Former Lead Investors that provided each Former Lead Investor with the right to designate nominees for election to our Board.

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GOVERNANCE MATTERS

In the Offering, Goldman sold all of its common stock, and, as a result, the number of directors that Goldman has the right to designate for election to the Board was decreased from three to none. Pursuant to the requirement in the Shareholder Rights Agreement, David King, Jeff Bernstein, and Thomas McCarthy each offered to resign promptly following the closing of the Offering. The Nominating and Corporate Governance Committee recommended that the Board reject such resignations, and the Board rejected them. Accordingly, David King and Jeff Bernstein each continued to serve as a Class I director and stood for re-election as a Class I director at the 2023 annual meeting of stockholders, and Thomas McCarthy continued to serve as a Class II director and is standing for re-election as a Class II director at the Annual Meeting. As previously disclosed, Jeff Bernstein resigned from his position as a member of the Board and as a member of certain committees of the Board effective August 1, 2023.

In the Offering, Pamplona sold all of its common stock, and, as a result, the number of directors that Pamplona has the right to designate for election to the Board was decreased from three to none. Pursuant to the requirement in the Shareholder Rights Agreement, Jaewon Ryu, MD, Will Sherrill and Patricia Maryland each offered to resign promptly following the closing of the Offering. The Nominating and Corporate Governance Committee recommended that the Board reject such resignations, and the Board rejected them. Accordingly, Jaewon Ryu, MD, continued to serve as a Class II director, and Will Sherrill and Pat Maryland each continued to serve as a Class III director, As previously disclosed, Will Sherrill resigned from his position as a member of the Board and as a member of certain committees of the Board effective July 1, 2023.

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has affirmatively determined that Adam Boehler, Nancy Cocozza, Pamela Kimmet, David King, Thomas McCarthy, Patricia Maryland, Jaewon Ryu, Bill Sullivan and David Wichmann, and Jeff Bernstein and Will Sherrill who each stepped off the Board during 2023, do not or did not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making this determination, our Board considered the current and prior relationships that each director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence.

Board Leadership Structure

The Company’s current board leadership structure consists of a Chief Executive Officer and an independent Chair of the Board. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chief Executive Officer and Chair in any way that is in the best interests of the Company at a given point in time. The Board may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chief Executive Officer and/or the Chair. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal board leadership structure that the Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two.

The Board believes that, under the Company’s present circumstances, its current leadership structure, in which the roles of Chief Executive Officer and Chair are separated, best serves the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, including its oversight of management, and the Company’s overall corporate governance. The Board also believes that the current structure allows our Chief Executive Officer to focus on managing the Company, while leveraging our independent Chair’s experience to drive accountability at the board level.

Governance Evolution and Highlights

The Board is committed to strong corporate governance. The ownership of our Company has undergone a number of evolutions: we went from being privately held to being a public company following the IPO in April 2021, at which time we became a “controlled company” as a result of the investment in Privia Health by the Former Lead Investors, who subsequently sold their equity in us in May 2023 in connection with the Offering. We are committed to evolving our Board structure and other corporate governance practices to mirror the evolution of the Company’s stockholder base and business. We believe our commitment to establishing and maintaining corporate governance “best practices,” some of which are highlighted below, help to promote long-term stockholder value:

•	We have a supermajority independent board and each of our required committees is fully independent.

•	The offices of Chief Executive Officer and Chair of the Board are separate.

•

In the relatively short time since our IPO, we have achieved a demonstrable commitment to the diversity of the Board: three of our directors are women and three of our directors come from an otherwise diverse background, for a total of five of our eleven directors identifying as diverse, including our CEO, who sits on the Board.

•	If approved by stockholders at our 2024 annual meeting, our Charter and Bylaws may be amended by a majority vote of our stockholders.

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GOVERNANCE MATTERS

•	The Board and Board committees meet regularly in executive session.

•	The Board evaluates the Chief Executive Officer’s performance annually.

•	The Board regularly reviews and assesses succession planning for our Chief Executive Officer and other executives.

•	The Board and its committees each conduct detailed self-evaluations annually.

•	We do not have a poison pill plan in place.

•

We have an active stockholder engagement program pursuant to which we solicit views of our stakeholders, including our investors, through quarterly earnings communications, investor conferences presentations and meetings with current stockholders and analysts.

•

Outside directors are limited to service on three public company boards, including the Company’s Board, and a non-employee director who is also the chief executive officer of another public company may not serve on more than two public company boards, including the Company’s Board.

•	We have adopted an anti-hedging and pledging policy.

•	None of our directors have any pledged Privia Health equity.

•

We structure compensation with a strong emphasis on performance-based, at risk compensation, with a significant portion of executive officer compensation tied to incentive compensation. We use meaningful, annual adjusted EBITDA targets.

•	We engage independent compensation consultants to advise the Compensation Committee and evaluate our compensation relative to the market and our peer group.

•	We have adopted a robust clawback policy for incentive compensation, beyond the requirements of the SEC.

Since our IPO, we have undertaken an extensive board refreshment process. We have added six new directors (including our current CEO who was appointed in July 2023) and three directors have resigned, including two that were designated by the Former Lead Investors. For more information, please refer to Shareholder Rights Agreement under “Governance Matters” above. As part of our commitment to regularly reviewing the composition of our Board from a skills, experience and diversity perspective, we seated two new female directors and two new diverse directors and expect to continue to regularly review our Board composition in order to maintain a Board whose composition in terms of diversity, independence, skills and qualifications remains reflective of our business and ownership.

The Board believes that such evolution requires regular and transparent communication with our stockholders, whose feedback and perspectives not only strengthens our understanding of their interests but is an integral part of the Board’s own corporate governance review process. In furtherance of promoting this engagement to encourage feedback, the Board treats stockholder outreach as a priority. We actively engage with our stockholders throughout the year using in-person, virtual and other means of communication. In addition to ordinary course investor conferences, earnings calls and one-on-one investor conference calls and meetings, we have reached out to stockholders representing a substantial portion of our stockholder base to discuss our corporate governance practices.

Recent Stockholder Engagement and Our Response

In late 2023 and early 2024, as part of our stockholder outreach program, we sought to engage stockholders representing more than 76% of Privia Health’s outstanding shares of common stock via engagement calls to discuss our corporate governance, executive compensation, corporate responsibility and sustainability practices, including our human capital management initiatives, and to further understand the rationale for prior “withhold” votes for certain of our directors at our 2023 annual meeting. We held discussions of these matters with all stockholders who expressed an interest in doing so, which included some of our largest institutional holders, representing approximately 24% of outstanding shares of common stock. Our independent Board chair participated in each of these engagements, which allows for a direct line of communication with our Board to deepen the Board’s understanding of our stockholders’ interests and priorities. To maximize the perspective of our stockholders represented in these meetings, we also engaged certain proxy advisory firms, whose subject matter expertise and experience working with institutional and other asset managers with a profile similar to our stockholders helped us remain in touch with industry-benchmarked leading governance practices and other matters. Among the key topics discussed were our classified board structure and the supermajority voting provisions in our governing documents. During the course of our engagement, we learned that these provisions may, in the future, have the potential to fall short of what many investors would consider as best governance practices.

The Nominating and Corporate Governance Committee then reviewed feedback from our stockholders in detail. Below are the primary changes we have made or expect to make as a result of these discussions as well as our ongoing review of our corporate governance practices:

•

Proactively approved, subject to stockholder approval, amendments to the Company’s Charter to remove supermajority voting requirements as described in Proposal 4. If Proposal 4 is approved, the Board will also adopt applicable corresponding Bylaws amendments.

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GOVERNANCE MATTERS

•	Provided additional disclosure in our Proxy Statement regarding the skills, experience, qualifications and diversity of our directors.

•	Provided additional disclosure in our Proxy Statement regarding our management succession planning.

With respect to our classified board structure, our stockholders noted the general trend towards annually-elected boards, particularly for large capitalization companies, but at the same time acknowledged our present circumstances, including our limited time operating as a public company, a relatively small market capitalization, a vulnerability to stockholders with short-termist demands and, and have a generally positive view of our classified board structure at this time as a result of these circumstances, with each of the stockholders we engaged with supporting our classified board structure at this time. Although we believe this structure continues to be appropriate at our current stage, we do not intend to maintain a classified board structure in perpetuity.

Looking ahead, we intend to continue a cycle of year-round stockholder engagement in 2024, including our regular participation in investor meetings and conferences and periodic engagement on corporate governance and compensation topics. In addition to input on current corporate governance topics, we invite dialogue about any other topics or trends our stockholders may wish to discuss. The Board considers feedback from these conversations during its deliberations, and our engagement activities have produced valuable feedback that informs our decisions and our strategy. Our future engagement efforts are expected to take the form of one-on-one meetings as well as written communications. Outside of these channels, stockholders wishing to provide us feedback on these matters are encouraged to do so during the 2024 Annual Meeting, earnings calls, industry presentations and conferences, company-hosted events and securities analyst meetings.

Procedures for Communications with the Board

Any person wishing to communicate with any of our directors regarding issues about Privia Health may send a request to the Corporate Secretary of Privia Health Group, Inc. at 950 N. Glebe Rd,, Suite 700 Arlington, VA 22203. The Corporate Secretary will periodically forward relevant communications to the appropriate directors or committees of the Board.

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BOARD COMMITTEES

	Independent Director	Audit Committee	Compensation Committee	Compliance Committee	Nominating and Corporate Governance Committee
Adam Boehler	I
Nancy Cocozza	I
Pamela Kimmet	I		C
David King	I				C
Patricia Maryland	I			C
Thomas McCarthy	I	C
Parth Mehrotra
Shawn Morris
Jaewon Ryu	I
Bill Sullivan	I
David Wichmann	I	*
		I = Independent Director	C = Chairperson	= Member	= Board Chair
*	Effective as of the Annual Meeting

Audit Committee

The members of our Audit Committee are Nancy Cocozza, Thomas McCarthy, Bill Sullivan and, as of the Annual Meeting, Dave Wichmann. Thomas McCarthy is the Chair of our Audit Committee. All members of the Audit Committee meet the independence standards of Nasdaq and the SEC, as well as the financial literacy requirements of Nasdaq. In addition, our Board has determined that Thomas McCarthy is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on such director any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our Audit Committee held ten meetings during fiscal year 2023.

The written charter of our Audit Committee is available at our investor relations website at www.ir.priviahealth.com. Our website is not part of this proxy statement.

Compensation Committee

The members of our Compensation Committee are Adam Boehler, Pamela Kimmet, David King and David Wichmann. Pamela Kimmet is the Chair of our Compensation Committee. Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a Compensation Committee. Our Compensation Committee is responsible for, among other things:

•	determining, or recommending to our Board for determination, the compensation of our executive officers;

•	reviewing and approving the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and evaluating, and making recommendations to our Board with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

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BOARD COMMITTEES

Our Compensation Committee held eight meetings during fiscal year 2023.

The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Since September 2021, the Compensation Committee has engaged Korn Ferry, a compensation consulting firm, to assist in determining and structuring the compensation provided to our executive officers and non-employee directors. Korn Ferry reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Korn Ferry and has determined that Korn Ferry’s work does not raise a conflict of interest.

The written charter of our Compensation Committee is available at our investor relations website at www.ir.priviahealth.com. Our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a Compensation Committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our Board.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Nancy Cocozza and David King. David King is the Chair of our Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee qualifies as an independent director under the Nasdaq rules. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board;

•

reviewing and reporting to the Board on the Company’s succession planning, including succession planning in the case of incapacitation, retirement or removal of the CEO, and reviewing annual reports from the CEO recommending and evaluating potential successors;

•

overseeing the overall strategy on the Company’s environmental, social and governance (“ESG”) policies and practices, including overseeing the process of identifying key ESG topics, ensuring appropriate Board or committee oversight of the key ESG topics, and reviewing the Company’s ESG and sustainability reports; and

•	assisting our Board on corporate governance matters.

Our Nominating and Corporate Governance Committee held nine meetings during fiscal year 2023.

The written charter of our Nominating and Corporate Governance Committee is available at our investor relations website at www.ir.priviahealth.com. Our website is not part of this proxy statement.

Compliance Committee

The members of our Compliance Committee are Patricia Maryland, Shawn Morris and Jaewon Ryu. Patricia Maryland is the Chair of our Compliance Committee. Our Compliance Committee is responsible for, among other things:

•	identifying, reviewing and analyzing laws and regulations applicable to the Company;

•	recommending to the Board, and monitoring the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;

•	reviewing significant compliance risk areas identified by management;

•	discussing periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

•	monitoring compliance with, authorizing waivers of, investigating alleged breaches of and enforcing the Company’s non-financial compliance programs; and

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BOARD COMMITTEES

•	reviewing Company procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.

Our Compliance Committee held five meetings during fiscal year 2023.

Management Development and Succession Planning

The Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent so that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management, as well as our leaders directly under our executive officers. The Board commits a full meeting to succession planning each year, with focused planning around long-tenured members of management. In evaluating potential successors, the Board prioritizes candidates with an understanding of our value-based care approach to healthcare.

Following a robust succession planning process, which included both internal and external candidates, effective July 1, 2023, the Board promoted Parth Mehrotra as Chief Executive Officer. Parth had been previously identified by the Board as Shawn Morris’s successor and was mentored by Shawn over the last several years in support of the CEO succession plan. However, to ensure that Parth was the best candidate to succeed Shawn, the Board also evaluated external candidates and required that Parth undergo a rigorous process to assess his readiness during the search. After careful deliberation, the Board determined that Parth is uniquely well positioned to lead our business because of his expertise in the healthcare industry, demonstrated leadership experience and management abilities, intimate knowledge of our business and prior success in creating and implementing our business strategy as President and Chief Operating Officer of the Company from 2018 to 2023.

Identifying and Evaluating Director Nominees

Our Nominating and Corporate Governance Committee is responsible for identifying, reviewing, evaluating and recommending candidates for nomination to our Board, including candidates to fill any vacancies that may occur. Our Nominating and Corporate Governance Committee assesses the qualifications of candidates in light of the policies and principles in our corporate governance guidelines and may also engage third party search firms to identify director candidates. The Nominating and Corporate Governance Committee may conduct interviews, detailed questionnaires and comprehensive background checks or use any other means that it deems appropriate to gather information to evaluate potential candidates. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates to the Board for approval as director nominees for election to the Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, such as professional search firms and the relationships of current directors. In the case of a search firm, the Nominating and Corporate Governance Committee will pay a fee for such a firm to assist it in the recruitment and identification of potential candidates for the Board. The Nominating and Corporate Governance Committee generally provides the search firm with guidance as to the qualifications, qualities and skills that the Nominating and Corporate Governance Committee is seeking in potential candidates, and the search firm identifies candidates for the Nominating and Corporate Governance Committee’s consideration.

Director Qualifications

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, will consider all pertinent factors that it considers appropriate, including diversity, and believes that candidates must have a high level of personal and professional integrity, strong ethics and values and the ability to understand the industry of the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to the affairs of the Company; (iii) demonstrated excellence in his or her field; (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly held company; (vi) having a diverse personal background, perspective and experience; and (vii) having the commitment to rigorously represent the long-term interests of the Company’s stockholders.

The Nominating and Corporate Governance Committee considers not only an individual’s qualities, performance and professional responsibilities, but also the composition of the Board and the challenges and needs of the Board at that time and seeks to achieve a complementary balance of knowledge, experience and skills on the Board. Although our Board does not maintain a specific policy with respect to board diversity, our Board values diversity as a factor in selecting nominees. Our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences, and may consider factors including gender, racial diversity, age, skills, and such other factors as it deems appropriate to maintain an appropriate balance of knowledge, experience and capability. In the case of incumbent directors our Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for purposes of Nasdaq listing rules.

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BOARD COMMITTEES

Board Skills Matrix

The table below summarizes certain of the key experiences, qualifications, skills, and attributes that our directors bring to the Board to enable effective oversight. This table is intended to provide a summary of our directors’, including our director nominees’, qualifications and is not a complete list of each director or director nominee’s strengths or contributions to the Board. Additional details on each director’s experiences, qualifications, skills, and attributes are set forth in their biographies.

	Adam Boehler	Nancy Cocozza	Pamela Kimmet	David King	Patricia Maryland	Thomas MCarthy	Parth Mehrotra	Shawn Morris	Jaewon Ryu	Bill Sullivan	David Wichmann

Leadership	X	X	X	X	X	X	X	X	X	X	X

Public Company Executive/Board Experience		X	X	X	X	X	X	X		X	X

Healthcare Industry	X	X	X	X	X	X	X	X	X	X	X

Value-Based Care, Government Programs	X	X			X	X	X	X	X	X	X

Medical Professional									X

Finance, Accounting, Capital Markets		X		X		X	X	X		X	X

Human Capital, Executive Compensation			X	X	X				X		X

Strategic Planning, Bus. Development, M&A	X	X		X	X	X	X	X	X	X	X

Information Security, Cybersecurity, Technology		X	X	X	X	X	X	X	X	X	X

Government & Regulatory	X	X		X					X		X

Legal, Compliance, Risk Management		X		X	X	X		X	X

Corporate Governance, Responsibility			X	X	X	X				X	X

Board Diversity

The Board believes that gender and minority representation is a key element in achieving the broad range of perspectives that the Board seeks among its members. As such, diversity is one of the factors the Nominating and Corporate Governance Committee considers when reviewing the composition of the Board and selecting Board nominees. Four of the six directors we added since our initial public offering are gender, racially and/or ethnically diverse. In addition, the Nominating and Corporate Governance Committee conducts annual evaluations of our Board effectiveness, providing it with an opportunity to examine whether our Board members have the right composition of skills and experiences.. As part of our commitment to regularly reviewing the composition of our Board from a skills, experience and diversity perspective, since our IPO, we seated two new female directors and two new diverse directors. As of the date of the Annual Meeting, we expect to have three women directors and three directors from an otherwise diverse background, for a total of five of our eleven directors identifying as diverse, including our CEO, who sits on the Board. We expect to continue to regularly review our Board composition in order to maintain a Board whose composition in terms of diversity, independence, skills and qualifications remains reflective of our business and ownership. The table below provides certain information regarding the composition of our Board as of March 25, 2024. The categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f) and related instructions.

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BOARD COMMITTEES

Board Diversity Matrix as of March 25, 2024

Total Number of Directors:	11

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose
Directors	3	8

Part II: Demographic Background

African American or Black	1

Alaskan Native or Native American

Asian		2

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	2	6

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

Stockholder Recommendations for the Board

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to Privia Health Group, Inc., 950 N. Glebe Rd., Suite 700 Arlington, VA 22203, Attention: General Counsel, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 (Exchange Act) no later than March 24, 2025. However, we note that this date does not supersede any of the requirements or timing set forth in our Bylaws.

To make a nomination for the 2025 Annual Meeting, please refer to the requirements specified in the section of this Proxy Statement entitled “Other Matters – Stockholder Proposals.”

Code of Ethics

Our Board adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our codes of business conduct and ethics is posted on the investor relations section of our website. We intend to disclose future amendments to our codes of business conduct and ethics, or any waivers of such code, on our website or in public filings.

Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board is responsible for risk oversight. Our Board believes that it is essential for effective risk management and oversight that there be open communication between management and our Board. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit

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BOARD COMMITTEES

Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our full Board also reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Additionally, our Board, assisted by its committees, exercises oversight over our Enterprise Risk Management (ERM) program which is designed and implemented by management. As part of our comprehensive ERM program, we perform risk assessments in which we map and prioritize information security risks identified, based on probability, immediacy and potential magnitude. These assessments inform our ERM strategies and oversight processes, and we view cybersecurity risks as one of the key risk categories we face. For more information, please refer to “Information Security Risk Management and Strategy” in the “Corporate Responsibility and Sustainability” section.

Executive Sessions

The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Chair of the Board.

Attendance by Members of the Board at Meetings

There were ten meetings of the Board during the year ended December 31, 2023. During the year ended December 31, 2023, each incumbent director attended more than 75% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served during the period in which such director was on the Board.

Under our Corporate Governance Guidelines, which is available on our website at www.ir.priviahealth.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which such director serves. Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that directors will attend absent compelling circumstances. All of our directors attended our annual meeting of stockholders in May 2023.

Anti-Hedging Policy

Our Board has adopted a Statement of Policy Concerning Trading in Company Securities. Pursuant to this policy, employees, officers and directors are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Directors, officers and employees are also prohibited from shorting the Company’s stock.

Anti-Pledging Policy

Our Board has adopted a Statement of Policy Concerning Trading in Company Securities. Pursuant to this policy, employees and directors are prohibited from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

20	| 2024 Proxy Statement

PROPOSAL NO.2 APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Exchange Act and as required pursuant to Section 14A of the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosure contained in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis—Executive Compensation Objectives and Philosophy,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Please read the section entitled “Compensation Discussion and Analysis” for additional details about our executive compensation programs. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices for named executive officers described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following advisory resolution at the Annual Meeting:

RESOLVED that the Company’s stockholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding our executive compensation programs. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

At our 2023 Annual Meeting of Stockholders, held on May 24, 2023, our stockholders recommended an annual say-on-pay vote, and our Board of Directors subsequently adopted that recommendation. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at our 2025 Annual Meeting of Stockholders.

Vote Required

This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote “FOR” the approval, on an Advisory (non-binding) basis, of the compensation of Our Named Executive Officers.

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PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2024. During our fiscal year ended December 31, 2023, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our Board may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by PwC for our fiscal years ended December 31, 2023 and 2022:

(In Thousands)	2023	2022
Audit Fees(1)	$2,168	$3,294
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—
Total Fees	$2,168	$3,294
(1)

Audit Fees consist of fees billed for professional services by PwC for the audit of our annual consolidated financial statements. Fees for fiscal years 2023 and 2022 also consisted of fees related to the review of our secondary offering and Form S-3.

Auditor Independence

In our fiscal year ended December 31, 2023, there were no other professional services provided by PwC, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

The Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm; the term of the general pre-approval is 12 months from the date of approval, unless the Audit Committee specifically provides for a different period. If the Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more Audit Committee members so long as any such pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting. The annual audit services, engagement terms, and fees are subject to the specific pre-approval of the Audit Committee. All services performed and related fees billed by PwC during fiscal year 2023 and 2022 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions will have no effect on the outcome of this proposal and we do not expect any broker non-votes on this proposal.

The Board of Directors recommends a vote “FOR” The Ratification of The Appointment of PwC As Our Independent Registered Public Accounting Firm.

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PROPOSAL NO. 4 AMEND OUR CHARTER TO REMOVE SUPERMAJORITY VOTING STANDARDS

While nearly all matters submitted to a vote of our stockholders can be approved by a majority of the outstanding shares or a majority of the votes cast, as applicable, the Charter currently requires certain fundamental corporate actions to be approved by the holders of 66 2⁄3% (a “Supermajority”) of the outstanding shares of our capital stock. Those actions are:

•	amendments to the Charter

•	amendments to the Bylaws

•	removing directors prior to the end of their elected term

We are seeking stockholder approval to amend the Charter to remove these Supermajority voting provisions and to replace such provisions with a simple majority standard in each case (the “Majority Amendment”). The proposed amendment incorporates amendments to remove supermajority voting thresholds and other obsolete provisions relating to the Former Lead Investors, as described below.

Background and Effect of the Majority Amendment

The Charter currently contains concepts related to the Former Lead Investors and their Minimum Ownership Threshold (as discussed above in the section entitled “Governance Matters—Composition of Our Board—Board Class”). Immediately following the time that the Minimum Ownership Threshold was no longer met, the Supermajority voting provisions described above came into effect.

The Board, after careful consideration and on the recommendation of the Nominating and Corporate Governance Committee, has approved, and recommends that the stockholders approve, the Majority Amendment to remove the Supermajority voting provisions. In making this recommendation, the Board considered multiple factors, including but not limited to advantages and disadvantages of the Supermajority voting provisions, stockholder feedback and advice from outside corporate governance experts and advisors. While the Board recognizes and appreciates that Supermajority voting provisions are intended to protect against self-interested action on the part of large stockholders by requiring broad stockholder support for certain types of governance changes, the Board believes that removing the Supermajority voting provisions will reinforce the Boards’ accountability to stockholders and promote stockholder participation in our corporate governance.

Appendix B shows the proposed changes to the Charter removing the Supermajority voting provisions and other clean up revisions relating to certain defined terms as well as to remove concepts related to the Former Lead Investors, which are no longer applicable. Additions to the Charter are indicated by underlining and deletions from the Charter are indicated by strikeouts.

For clarity, Appendix B sets forth the text of the entirety of the Charter as proposed to be amended and restated if the Majority Amendment and the Exculpation Proposal (Proposal 5) are approved. If the Exculpation Proposal is not approved, the changes to Article 8(A) will not be implemented.

Effectiveness of Amendment

If the Majority Amendment is approved by our stockholders at the Annual Meeting, it will become effective upon filing the amended and restated Charter with the Delaware Secretary of State. The Board will also adopt applicable corresponding Bylaws amendments. If our stockholders do not approve the Majority Amendment, then the supermajority voting provisions will remain in effect.

Vote Required

Under the existing Supermajority voting provisions set forth in the Charter, the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the outstanding shares of capital stock of the Company is required to approve the Majority Amendment. Abstentions and broker non-votes will have the same effect as votes against this proposal.

The Board of Directors recommends a vote “FOR” the approval of the majority amendment to remove the supermajority voting provisions in the charter.

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PROPOSAL NO. 5

AMEND OUR CHARTER TO ALLOW FOR EXCULPATION

OF OFFICERS AS PERMITTED BY DELAWARE LAW

The Board unanimously recommends that you vote “FOR” an amendment to the Company’s Charter to provide exculpation from personal monetary liability for certain officers of the Company from certain claims of breach of fiduciary duty of care, similar to protections currently available to directors of the Company.

Background

The Company is incorporated in the State of Delaware and, therefore, subject to the Delaware General Corporation Law (“DGCL”). The DGCL permits Delaware corporations to limit or eliminate the directors’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations such as prohibiting exculpation for intentional misconduct or knowing violations of the law. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Similar exculpatory provisions for directors are currently included in the Company’s Charter.

Recently, the Delaware legislature amended the DGCL to permit Delaware corporations to provide similar exculpatory protections for officers. This decision was due in part to the recognition that both officers and directors owe fiduciary duties to corporations, and yet only directors were protected by the exculpatory provisions. In addition, Delaware courts experienced an increase in litigation in which plaintiffs attempted to exploit the absence of protection for officers to prolong litigation and extract settlements from defendant corporations. As adopted, amended Section 102(b)(7) of the DGCL protects officers from personal monetary liability under limited circumstances as explained below.

We are proposing to amend the Charter to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law (the “Exculpation Amendment”). The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

Conditions and Limitations to Exculpation under DCGL Section 102(b)(7)

As amended, Section 102(b)(7) of the DGCL provides important conditions and limitations on a corporation’s exculpation of its officers for monetary damages from breaches of fiduciary duty and does not eliminate or limit the liability of:

(i)	An officer for any breach of such officer’s duty of loyalty to the corporation or its stockholders;

(ii)	An officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	An officer for any transaction from which such officer derived an improper personal benefit; or

(iv)	An officer in any action by or in the right of the corporation.

Reasons for the Proposal

The Board believes that eliminating personal monetary liability for officers under certain circumstances is reasonable and appropriate. Claims against corporations for breaches of fiduciary duties are expected to continue increasing.

Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation.

Further, such exculpation provisions have been widely adopted by the Company’s peers and others with whom the Company competes for executive talent. As a result, officer exculpation provisions may be necessary for Delaware corporations to attract and retain experienced and qualified corporate officers.

A Delaware corporation seeking to extend the benefits of the newly amended Section 102(b)(7) to its corporate officers must amend its certificate of incorporation, as the protections do not apply automatically and must be embedded in the corporation’s certificate of incorporation to be effective. Accordingly, the Board has determined it is advisable and in the best interests of the Company and its stockholders to seek stockholders’ approval for the Exculpation Amendment.

Appendix B shows the proposed changes to the Charter including the Exculpation Amendment. Additions to the Charter are indicated by underlining and deletions from the Charter are indicated by strikeouts.

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PROPOSAL NO. 5 AMEND OUR CHARTER TO ALLOW FOR EXCULPATION APPROVAL OF OFFICERS AS PERMITTED BY DELAWARE LAW

For clarity, Appendix B sets forth the text of the entirety of the Charter as proposed to be amended and restated if the Exculpation Proposal and the Majority Amendment (Proposal 4) are approved. If the Majority Amendment Proposal is not approved, the changes to Articles 5, 6, 7 and 10 will not be implemented.

Potential Effects of the Exculpation Amendment

The Exculpation Amendment would provide for the elimination of personal monetary liability for certain officers only in connection with direct claims brought by stockholders, subject to the limitations described under the heading “Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)” above. As is the case with our directors under the Company’s Charter, the Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.

Effectiveness of the Exculpation Amendment

If the Exculpation Amendment is approved by the stockholders at the Annual Meeting, it will become effective upon the filing of the Exculpation Amendment with the Secretary of State of the State of Delaware. In accordance with the DGCL, however, the Board may abandon the Exculpation Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Exculpation Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval.

Vote Required

Approval of the Exculpation Amendment to the Charter shall be effective upon the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote. Abstentions and broker non-votes have the same effect as votes against these proposals.

The Board of Directors recommends a vote “FOR” the approval of the exculpation amendment to allow for exculpation approval of officers as permitted by Delaware law.

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CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Our Commitment to Corporate Responsibility and Sustainability

At Privia Health, we are dedicated to operating responsibly and sustainably as a key part of our corporate mission and business strategy. We believe doing so creates long-term value for our business, our stockholders and society. In the last four years, we made significant and continuing progress toward the execution of our corporate responsibility programs and sustainability practices. Our initiatives, progress and ongoing commitments are summarized below, categorized into five key tenets that are important to our business: Operate with Integrity; Put People First; Contribute Positively to Our Communities; Support Robust Corporate Governance; and Sustain Sound Environmental Stewardship. Additional information on our corporate responsibility and sustainability initiatives can be found on our website at www.priviahealth.com/esg.

Operate with Integrity

At Privia Health, our mission is to transform healthcare – enabling doctors and their care teams to focus on keeping people healthy. Each day, patients, families, and communities trust that we will deliver on our mission through ethical, honest, and compliant business operations. We take this responsibility seriously and have built a robust compliance and ethics program to assist our employees, medical groups, contractors, vendors and providers to comply with an increasingly complex and changing legal and regulatory landscape impacting our business and operations. Our compliance and ethics program encompasses our code of conduct, our privacy and security programs, annual training standards including cultural competence training for care centers, and keeping the company and our stakeholders apprised of legal and regulatory changes impacting our business and operations. Our compliance and ethics program also provides a process whereby stakeholders have a variety of means to raise, in good faith, any compliance concerns that they may have without fear of retaliation, including reporting anonymously if they so choose.

Information Security Risk Management and Strategy

Our Enterprise Risk Management (“ERM”) program is designed to identify, assess, prioritize and manage major risk exposures that could affect our ability to execute our corporate strategy and fulfill our business objectives. As part of our comprehensive ERM program, we perform risk assessments in which we map and prioritize information security risks identified through the processes described below, including risks associated with our use of third-party vendors, medical groups, Privia Providers and Affiliated Practices, based on probability, immediacy and potential magnitude. We view cybersecurity risks as one of the key risk categories we face, and these assessments inform our ERM strategies and oversight processes.

Our processes for assessing, identifying and managing information security risks and vulnerabilities are embedded across our business as part of our ERM program. Among other things, we regularly engage with internal and external cybersecurity assessors, consultants and auditors to enhance our cybersecurity risk management strategies, review compliance with evolving standards and evaluate the effectiveness and maturity of our controls and perform regular internal and external risk assessments including those required by the Health Insurance Portability and Accountability Act (“HIPAA”); provide annual mandatory privacy and security training program for all employees; perform technical testing and penetration testing to validate the effectiveness of our cybersecurity program; perform simulated breach testing and tabletop exercises to simulate responses to information security incidents and maintain a “bug bounty” program to encourage professional security researchers to report potential security vulnerabilities to us. We rely heavily on the cybersecurity programs and expertise of our third-party service providers and their disclosed controls (as demonstrated in their Service Organization Control 1 (“SOC1”) and similar external audited controls).

Our Cybersecurity Incident Response Team (“CSIRT”) responsible for responding to cybersecurity incidents and maintaining a plan that is regularly updated in response to organizational changes, technical changes, changes to the threat landscape or in response to active or previous cybersecurity incidents. The CSIRT is comprised of key members of management and our technical response teams to appropriately respond to an incident, including mitigation and remediation of an incident.

Corporate Privacy and Security

Privia Health has a dedicated team of professionals who focus on developing and deploying security controls that are designed to protect confidential and proprietary information, including our algorithms, source and object code, designs, and business processes. We have implemented security controls designed to comply with relevant regulations, including HIPAA, SOX, and PCI, to protect against unauthorized access, disclosure, alteration, or destruction of confidential and proprietary information. We have adopted a multi-layered security approach designed to secure our cloud infrastructure and SaaS applications, including encryption of data in transit and at rest, access controls, regular security updates, and vulnerability scans.

Any employees with access to our systems must first complete a mandatory privacy and security training program and refresh training annually thereafter. We enter into confidentiality and nondisclosure agreements with our employees, consultants, customers, and vendors who may receive or access confidential or proprietary information.

We have a system of core security measures that are designed to help protect our systems from cybersecurity attacks and security incidents, including:

•	Clustered and multi-layer firewalls;

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CORPORATE RESPONSIBILITY AND SUSTAINABILITY

•	Intrusion detection systems;

•	Vulnerability assessments;

•	Threat intelligence;

•	Content filtering;

•	Endpoint security (including anti-malware and detection response capabilities);

•	Review of third parties that access systems owned or managed by us;

•	Email security mechanisms;

•	Access control mechanisms; and

•	Encryption techniques for data at rest and in transit.

We take a cloud-forward approach to service delivery, preferably relying on trusted Tier 1 providers to help us to safeguard our sensitive and confidential data. As part of our annual security risk assessment, we review our software and technology partners’ SOC1 and SOC2 reports to assist in validating their compliance with our security requirements. We also contractually require that all service providers and business associates only store our data within the boundaries of the United States.

Any third parties who access, use, store, transmit or disclose electronic PHI in or from any system managed by Privia Health are reviewed by our Third Party Access Committee composed of the Chief Technology Officer, Chief Information Security Officer, Director of Enterprise Applications, Director of Clinical Applications, and the Privacy Officer. This committee reviews the privacy and security controls of each third party prior to granting access.

Our primary data center and cloud service providers are required to maintain certification for the Health Information Trust Alliance (HITRUST) Common Security Framework (CSF) as well as other accredited programs. In the event of a security breach, we have a comprehensive incident response plan in place to help reduce the impact with steps to see that incidents are quickly detected, investigated, and resolved. We are committed to transparency and regularly review and update our security policies and practices to promote a culture of cybersecurity.

Put People First

At Privia Health, our employees are mission-driven and committed to improving patient care through their support of the physicians, providers, and care center staff. The Company’s Nominating and Corporate Governance Committee assists the Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations.

Privia Health has been honored to be named a Top Workplace for the last three years by Energage locally and nationally both as a large-size company and a healthcare organization. In 2023, we earned additional culture excellence awards from other organizations highlighting our efforts in employee appreciation, Diversity, Equity and Inclusion (DEI) practices, employee well-being, professional development, purpose and values, leadership, innovation, compensation and benefits, and work-life flexibility.

In support of one of our ongoing strategic corporate objectives to grow and develop our diverse workforce, we use employee feedback to determine our focus and investment from year to year. To that end, we continue to expand our offering of leadership development and retention programs intended to support employees in their career progression, including:

•	Emerging Leaders Program: managers nominate individuals they believe are emerging as leaders who are provided with training to help them excel in their current roles and be prepared to lead others;

•

Leadership Acceleration Intensive: This six-month program starts out with foundational work including identifying and defining your own personal values, mission, vision and philosophy, and then advance to topics around emotional intelligence, resilience and decision making. The latter half of the training is focused on external greatness and targets competencies such as leadership, teamwork and communication;

•

Enhanced Manager Onboarding: this three-part course is designed for individuals who are new to people management or just new to managing at Privia Health. Through a blended learning program, we establish clear engagement expectations for our managers as we expect all employees to have an equitable employment experience;

•

eCornell: Online training provides robust educational opportunities to meet our skill-based development needs. There are various courses and certificates including areas such as Marketing, Data Science, Data Analytics, Human Resources, DEI, Project Management, and Finance.

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CORPORATE RESPONSIBILITY AND SUSTAINABILITY

•

Mental Health First Aid Training: this company-paid certification from the National Council for Mental Health Wellbeing is provided multiple times per year to employees and people managers on a voluntary basis. In the Mental Health First Aid course, participants learn to identify warning signs for mental health and addiction concerns and strategies for how to help someone showing these warning signs;

•

Ad Hoc Training: Our Learning and Enablement team is continually developing training sessions so that our workforce has the knowledge and skills they need to thrive in their roles and meet their own career development goals. We also deploy robust compliance training at hire and annually for both Privia Health and care center employees;

•

Lunch and Learn Training Sessions: We host virtual training sessions throughout the year for employees and their families and friends to learn about topics ranging from investment planning to stress management. In 2023, we hosted 21 virtual sessions; and

•

Individual coaching: Every year we select members of the management and leadership teams to participate in coaching and skills training so our leaders maximize opportunities to engage and motivate our workforce

Equitable Workplace

At Privia Health, we value all of our employees and the exceptional talent they bring to our organization in support of our physicians, providers, care center staff, and patients. We consider our workforce to be a collection of individual people rather than a general population of workers. Because of this, our approach to policies and benefits allows flexibility for individual circumstances. Within our Policy Guide, we offer flexible work alternatives and empower people managers to coordinate with HR Business Partners to identify short-term solutions to meet business needs when employees need to be out.

We also believe that a diverse range of backgrounds and experiences in our workforce contributes to a better experience for our customers and employees, and we want our employees to thrive because of the unique experience and perspective they bring. To that end, our Non-Discrimination and Anti-Harassment policy in our employee Policy Guide states: “Business activities such as hiring, promotion, and compensation of employees, are conducted without regard to race and traits historically associated with race, including, without limitation, hair texture and protective hairstyles such as braid, locks, or twists, color, religion and religious creed, religious garb and grooming, sex, pregnancy, childbirth, breastfeeding, and related medical conditions, national origin and ancestry, mental or physical disability, legally protected medical condition (including HIV and AIDS), age (18 and over), veteran or military status or service, sexual orientation, gender, perceived or actual gender identity or expression, marital status, familial status or responsibilities, matriculation (e.g., being enrolled in a college or university or in a business, nursing, professional, secretarial, technical or vocational school), housing status, political affiliation, genetic information or characteristics (including family medical history), height or weight, parental status, place of birth, lawful use of tobacco products, lawful use of medicinal marijuana, unemployment status, status as a victim or family member of a victim of a crime, status as a victim or the family member of a victim of domestic violence, a sexual offense, or stalking, or any other characteristic protected by applicable federal, state or local law.”

We have controls in place to avoid discrimination in our hiring and promotion practices and provide an equal employment opportunity to everyone. Additionally, we provide robust annual, mandatory anti-harassment and non-discrimination training to all employees and people managers.

In an effort to address a wide variety of the themes associated with DEI, our DEI Steering Committee has established a set of strategic priorities, including:

•	Diversify Recruitment—Increase the multi-dimensional diversity of Privia Health staff through appropriate and thoughtful recruitment strategies;

•

Retention through Strategic Initiatives—Leverage strategic programs to create an environment in which all Privia Health staff are welcomed and supported, and differing perspectives and contributions are sought out and valued;

•	Alignment with Business Goals—Build a robust, integrated customer and supplier diversity program within our Company; and

•	Serve Our Communities—Cultivate and support a medical group that addresses the unique healthcare needs within each community we serve.

The People Operations team has taken a proactive role in managing traction on these goals, demonstrating our ongoing commitment to DEI initiatives.

Employee Resource Groups

Since 2019, we have been building our employee-led Employee Resource Groups (ERGs). ERGs serve to unite people with diverse backgrounds around a common passion, interest, or experience. Today, Privia Health offers the following ERGs:

•

BIPOC Alliance: This ERG promotes a safe space for our employees who identify as Black, Indigenous, or a Person of Color, and their allies to network and support each other in the workplace, and make a positive impact in the communities we serve;

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CORPORATE RESPONSIBILITY AND SUSTAINABILITY

•	Early Career Network: For employees who are early in their careers and those who wish to provide mentorship and guidance to them as they navigate the early stages of their career growth;

•

Genders and Sexualities Alliance: For employees who identify as LGBTQ+ and their allies to build community among LGBTQ+ employees; promote awareness and education around LGBTQ+ issues in and out of the workplace, and support the professional development of LGBTQ+ employees;

•

Parents@Privia: For employees who are either current parents or caregivers, soon-to-be parents or caregivers, or simply want to support employees who are parents or caregivers given the unique needs of parents;

•

Privia Veterans Friends and Family: This ERG aims to provide support and resources for employees and their families member who have served in the armed forces or share an interest in the military community, and enhance recruitment of candidates with military experience.; and

•

Women In Leadership: For employees who identify as women and their allies to address historical gender bias through education, awareness, advocacy and provide support in achieving personal and professional goals.

Commitment to Equal Opportunity and Diversity

Our mission is to attract, develop, and retain the best and brightest talent from a diverse range of backgrounds, and we strive for transparency and accountability to remove barriers so that each and every employee can bring their full self to work. We regularly scrutinize our job descriptions, education and experience requirements, and physical demands with the goal of not creating any unnecessary barriers for qualified applicants. Annually, the People Operations team works with the leaders of the ERGs to review and enhance our policies, processes, and benefits to address a variety of opportunities including, but not limited to, competitively paid universal parental leave, breast milk shipping services, transgender workplace transition guidance and a gender-neutral dress code.

In order to foster a culture of inclusion, Privia Health is focused on strategic objectives, including:

•	Diversity: We champion and seek to continually improve the representation of all members of the populations we serve within our workforce;

•	Equity: We provide all of our employees with the tools, resources, and accommodations they need to be successful; and

•	Inclusion: We have cultivated an inclusive work environment that encourages creativity and innovation.

The responses to exit interviews, onboarding surveys, ongoing feedback, and the annual engagement survey drive the areas of focus and programming to address opportunities. On a quarterly basis, we review the following 12-month trends: total population headcount, hires, terminations, promotions, management representation, and leadership representation. We use these trend lines to monitor the impact of our efforts.

Contribute Positively to Our Communities

Healthcare is local yet communities are losing local practices as a result of the inherent burdens with the practice of medicine in physicians and other providers’ noble pursuit of healthcare value across our nation. Privia Health enables community based practices, many of which are located in underserved communities, to remain in the community and thrive while providing high quality cost effective care sensitive to local needs. Privia Health accomplishes this by relieving administrative burden from clinicians enabling them to focus on patients. Through investment in technology, domain expertise, workflow efficiency, competition, and practice transformation, we satisfy private and governmental payer requirements while affording our provider partners time to pay attention to their patients. Where social determinants are an issue, we are local partners providing access to local solutions. Privia Health enables providers to run a financially viable practice advancing health equity while delivering superior patient experiences in their community that help reduce unnecessary healthcare costs, improve the health of patients and the well-being of providers themselves, commonly referred to as the Quintuple AIM.

Our business model supports small businesses, specifically independent physician practices which are foundational to local communities. Our culture, our strategies, and our employees are local. We encourage and actively support our employees to have a meaningful and positive impact on their communities and contribute to charitable causes by giving their time, talents and money. We coordinate fundraising and hands-on activities and offer paid time off for volunteer activities. Because we believe in the importance of voting in both local and national elections, we provide paid time off for everyone to perform this important civic duty.

The Company supports various charitable organizations throughout the year, focusing our efforts on support for the communities in which our physicians practice. In 2023, we:

•	Led giving campaign raising over $10,000 throughout the National Physician Advisory Council leadership weekend for Miriam’s Kitchen, a non-profit organization addressing homelessness in D.C.;

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CORPORATE RESPONSIBILITY AND SUSTAINABILITY

•	Matched employee donations and raised over $20,000 for the Feed America corporate campaign;

•	Donated to a variety of charitable initiatives sponsored by partner organizations; and

•	The Gulf Coast office partnered with the Gulf Coast Regional Blood Center, creating an onsite blood collection center.

Since August 2017, we have used the Privia Health Employee Disaster Relief Fund to help employees support each other in times of need. Should a disaster occur that impacts employees in any of our geographies, the relief fund is reopened and employees are able to donate to support their colleagues who applied for help. This fund has supported employees impacted by COVID-19, the Texas freeze and power outage, and other natural disasters.

Aside from the Disaster Relief Fund, we have a standard process in advance of an anticipated weather event to reach out to all employees and our practices in the area of impact to provide resources and support for appropriate disaster preparation and maintain contact with them throughout the event and until they are fully recovered.

Support Robust Corporate Governance

Our employees, providers and care center employees play a vital role in our organization, and our compliance and ethics program, including our code of conduct, privacy and security programs, and policies and procedures reflect our values and apply to every employee, regardless of job titles. Our compliance and ethics program serves as the underlying infrastructure to support these efforts.

Our Board has adopted Corporate Governance Guidelines that govern the operations of the Board and its committees and address matters such as director responsibilities and qualifications, committee membership and structure, board composition and structure, director compensation, communications with outside parties and the annual self-evaluation of the Board and its standing committees. Our Corporate Governance Guidelines form an important and flexible framework for the Board’s corporate governance practices and guide the Board in the execution of its responsibilities.

Sustain Sound Environmental Stewardship

Our Purchasing Department works to provide discounted pricing to care centers from vendors who prioritize the well-being of the environment in their operations. This includes vendors offering medical supplies and equipment, medical and e-waste management services and laundry services; annually, the Purchasing Department reviews corporate responsibility reports for these vendors to understand how they actively demonstrate environmental well-being as a priority in their operations. Our Purchasing Department also works with vendors to ensure information is shared with care centers around the utility of “greener” products and services.

Additionally, where possible, our Purchasing Department reviews the frequency of orders being placed by care centers for their medical supplies, and encourages care centers with a high frequency of orders to consolidate orders in an effort to cut down on fuel expended during delivery.

30	| 2024 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2023 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from and discussed with the Company’s independent registered public accounting firm the matters that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by applicable requirements of the PCAOB describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Thomas McCarthy (Chair)

Bill Sullivan

Nancy Cocozza

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EXECUTIVE OFFICERS

The following table sets forth information regarding the executive officers of Privia Health as of March 25, 2024:

Name	Age	Position
Parth Mehrotra	45	Chief Executive Officer
Edward C. Fargis	59	Executive Vice President & General Counsel
David Mountcastle	54	Executive Vice President & Chief Financial Officer

The experience of our executive officers who are directors is set forth under “PROPOSAL NO. 1—ELECTION OF DIRECTORS—Nominees for Directors and Continuing Directors”.

Edward C. Fargis was appointed as the Company’s Secretary and Executive Vice President and General Counsel with employment beginning effective January 29, 2024. Mr. Fargis was most recently Executive Vice President, Corporate Strategic Transactions, for Zelis Parent, L.P., a market-leading healthcare technology company, and previously held the roles of Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary for Zelis between September 2017 and January 2022. Prior to joining Zelis, Mr. Fargis served as General Counsel, Secretary and Chief Compliance Officer for Personal Touch Home Health, Inc. Mr. Fargis also held various executive and other senior leadership positions for Touchstone Health Partnership, Inc. from November 2009 to December 2016, including the roles of Chief Executive Officer, General Counsel, Secretary and Chief Compliance Officer. Mr. Fargis began his legal career with Battle Fowler LLP. He received a J.D. from Fordham University School of Law and a B.A. in History from Hamilton College.

David Mountcastle served as our Chief Financial Officer from 2014 through January 2022 and resumed this office as of March 2022. Prior to his role at Privia Health, Mr. Mountcastle was the Chief Financial Officer at Brainware Inc., held multiple senior finance roles at iDirect, Inc., was a regional Chief Financial Officer for Coventry and held multiple senior regional finance roles with United Healthcare. Mr. Mountcastle started his career with Ernst & Young in their Entrepreneurial Services Division. Mr. Mountcastle received an M.B.A. with dual concentration in Finance and Information Systems from Virginia Commonwealth University and a BBA in Accounting Information Systems from James Madison University. Mr. Mountcastle has been a CPA since 1992.

32	| 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our NEOs identified in the Summary Compensation Table below during fiscal year 2023, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal year 2023 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2023, are:

Name	Position
Parth Mehrotra	Current Chief Executive Officer and Former President and Chief Operating Officer
David Mountcastle	Executive Vice President & Chief Financial Officer
Thomas Bartrum	Executive Vice President & General Counsel
Shawn Morris	Former Chief Executive Officer

Effective July 1, 2023, Shawn Morris retired from his role as Chief Executive Officer (or CEO) of the Company but continues to serve as a non-employee member of the Board. Additionally, effective January 29, 2024, Thomas Bartrum transitioned from the role of Executive Vice President and General Counsel but will continue to be employed and provide transition services to the Company through May 31, 2024.

Executive Summary

2023 Performance Highlights and Pay for Performance.

Our executive compensation programs are intended to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2023 was aligned with the Company’s performance during 2023. Below are highlights of the Company’s performance in 2023, including Practice Collections, Adjusted EBITDA, Implemented Providers, Attributed Lives and new market openings, which were the financial and business performance metrics included in our Corporate Scorecard Goals used for the Company’s executive compensation programs:

•	Practice Collections for full-year 2023 were $2.84 billion, a 17.1% increase over 2022;

•	Adjusted EBITDA for 2023 was $72.2 million, a 18.7% increase over 2022;

•	Implemented Providers at December 31, 2023 increased by 699, or 19.4%, compared to December 31, 2022;

•	Attributed Lives at December 31, 2023 were 1,120,000, a 30.8% increase over December 31, 2022; and

•	During 2023, the Company launched two new medical groups in Washington State and South Carolina, as well as entered the Connecticut market.

Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of Adjusted EBITDA to its most closely comparable financial measures calculated in accordance with GAAP. This non-GAAP financial measure is not a substitute for or superior to the comparable financial measures under GAAP.

2023 Compensation Highlights.

Consistent with our compensation philosophy, key compensation decisions for 2023 included the following:

a.

Base Salaries. The 2023 base salaries for our NEOs remained generally consistent with their base salaries in 2022, except that Mr. Mehrotra’s base salary was increased in connection with his promotion to CEO.

b.

Annual Cash Incentives. For 2023, our Compensation Committee selected performance goals for our performance-based annual bonus program that were intended to promote our business plan and annual goals. As a result of strong performance against our pre-established performance goals for 2023, including the ESG Metric modifier, the Compensation Committee determined to pay out annual bonuses at 105% (rounded down to the nearest whole percent) of target for the Company performance component of each NEO’s annual bonus.

c.

Long-Term Incentives. In early 2023, the Compensation Committee adopted a framework for long-term compensation (the “2023 Long-Term Incentive Program”), pursuant to which we began granting awards of performance stock units (“PSUs”), in addition to time-based restricted stock units (“RSUs”), to emphasize and enhance variable pay rather than fixed pay in our compensation plan, with vesting of PSUs tied to the achievement of company financial and operational objectives. Pursuant to the 2023 Long-Term Incentive Program, our NEOs received 60% of their annual equity award in the form of PSU awards and 40% of their annual equity award in the form of RSU awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Appointment of Mr. Parth Mehrotra as Chief Executive Officer

Another highlight of 2023 was the Board’s appointment of Mr. Mehrotra as CEO, effective July 1, 2023, to succeed Mr. Morris. Mr. Mehrotra had been previously identified by the Board as Mr. Morris’s successor and was mentored by Mr. Morris over the last several years in support of the CEO succession plan. However, to ensure that Mr. Mehrotra was the best candidate to succeed Mr. Morris, the Board also evaluated external candidates and required that Mr. Mehrotra undergo a rigorous process to assess his readiness during the search. After careful deliberation, the Board determined that Mr. Mehrotra is uniquely well positioned to lead our business because of his expertise in the healthcare industry, demonstrated leadership experience and management abilities, intimate knowledge of our business and prior success in creating and implementing our business strategy as President and Chief Operating Officer of the Company from 2018 to 2023.

The Compensation Committee consulted with its independent compensation consultant to design a promotion compensation package that it believes to be appropriate and fair in order to properly incentivize Mr. Mehrotra to lead the Company and drive success and further aligns Mr. Mehrotra’s compensation with the Company’s performance. In particular, the Compensation Committee determined that it was critical that a significant portion of the promotional compensation be tied to the Company’s performance. Based on such considerations, in connection with his appointment to CEO, on June 23, 2023, the Company amended Mr. Mehrotra’s employment agreement to (i) increase his base salary from $500,000 to $600,000; (ii) provide for an incremental 2023 long-term incentive program award with respect to a number of shares of the Company’s common stock having an aggregate value as of the grant date of $1 million and consisting of a mix of PSUs (60%) that vest based on the achievement of certain performance metrics over a three-year performance period (January 1, 2023 through December 31, 2025) and RSUs (40%) that vest ratably over three years on the first, second and third anniversaries of May 9, 2023; and (iii) provide for an additional, one-time PSU award (the “CEO Promotional PSUs”) with respect to a number of shares of the Company’s common stock having an aggregate value as of the grant date of $6 million at target, which is eligible to vest only if the Company achieves certain Relative TSR metrics (as defined below) established by the Compensation Committee over a four-year performance period (July 1, 2023 through June 30, 2027) and Mr. Mehrotra remains in service with the Company through the specified vesting dates, as further described below in “Elements of Compensation” and “Summary of Executive Compensation Arrangements—Employment Agreement with Parth Mehrotra”.

The Compensation Committee believes that the additional benefits awarded to Mr. Mehrotra in connection with his appointment as CEO both recognize the increase in his responsibilities associated with his new role and incentivize him to further drive the Company’s operational, financial, and business performance. In structuring the one-time CEO Promotional PSUs as 100% performance-based and tying the vesting to the Company’s Relative TSR, the Company has sought to ensure that Mr. Mehrotra will realize the benefits of such award only by performing strongly in his new role and creating meaningful value for our stockholders.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do		What We Don’t Do
✓	Emphasize performance-based, at risk compensation.	X	Do not grant guaranteed equity compensation.
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not provide significant perquisites.
✓	Weight the overall pay mix towards incentive compensation for executive officers.	X	Do not reprice our stock option awards.
✓	Engage an independent compensation consultant to advise our Compensation Committee.	X	Do not allow any derivative transactions designed to hedge or speculate on market value of the Company’s equity securities.
✓	Provide “double trigger” vesting in connection with a qualifying termination following a change of control.	X	Do not allow pledging the Company’s equity securities or holding them in a margin account.
✓	Maintain stock ownership guidelines for our directors and executive officers.	X	Do not allow NEOs or directors to make open market sales outside of a 10b5-1 trading plan.
✓	Maintain a robust clawback policy for incentive compensation, beyond the SEC mandated clawback policy.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives and Philosophy

The Compensation Committee’s goal is to create a compensation program that supports the Company’s mission, vision and commitment to equity for all employees.

Our executive compensation program is designed to:

•	Attract, motivate and retain NEOs who drive our success;

•	Reinforce and align NEOs with our values and mission;

•	Give us the ability to balance Privia Health’s evolving business strategy and market competitiveness with our NEOs’ desire for professional and financial growth;

•	Motivate our NEOs to help our company achieve optimal financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

In general, we strive to provide total compensation that meets the market median when executive officers are consistently meeting the full expectations of their role. Executive officers may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Board of Directors/Compensation Committee/Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and approves or makes recommendations to the Board, as appropriate, with respect to the compensation to be provided to our NEOs.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our CEO (other than with respect to the CEO’s own compensation) and our SVP, People Operations, current and prior total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, our performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our CEO’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which our CEO has direct knowledge.

Role of Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee has retained Korn Ferry as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program. In addition, in 2023, the Company retained Korn Ferry (US), a wholly-owned subsidiary of Korn Ferry, to assist with executive searches. During 2023, the Company paid Korn Ferry aggregate fees of approximately $306,000, of which approximately $186,000 related to services provided to our Compensation Committee with respect to executive and director compensation and approximately $257,000 related to services provided to the Company with respect to executive searches. Although the Compensation Committee was aware of the nature of these additional services performed by Korn Ferry (US), it did not review or approve the hiring of Korn Ferry for such executive search services, as that was approved by management in the ordinary course of business.

The Compensation Committee has evaluated Korn Ferry’s independence pursuant to the requirements of Nasdaq and SEC rules, including consideration of the independence factors prescribed by the SEC and Nasdaq to assess the independence of compensation consultants. As part of its review, the Compensation Committee received a letter from Korn Ferry that discussed its independence and provided relevant disclosure under the SEC and Nasdaq independence factors. In assessing Korn Ferry’s independence from management in providing executive and director compensation services to the Compensation Committee, the Compensation Committee also considered that, with respect to such services, Korn Ferry is engaged by, takes direction from, and reports to, the Compensation Committee and only the Compensation Committee has the right to terminate or replace Korn Ferry as its compensation consultant at any time. Based on its review, the Compensation Committee has determined that Korn Ferry does not have any conflicts of interest in advising the Compensation Committee on executive and director compensation matters. The independence of the compensation consultant is reviewed on an annual basis along with the fees spent on services provided by Korn Ferry and its affiliates.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

In consultation with Korn Ferry, in early 2023, our Compensation Committee selected a peer group of publicly traded companies similarly situated in size and industry profile to Privia Health (the “Peer Group”) as follows:

• 1Life Healthcare, Inc.	• Evolent Health, Inc.	• Oak Street Health, Inc.
• Accolade, Inc.	• Goodrx Holdings, Inc.	• Oscar Health, Inc.
• Agilon Health, Inc.	• Health Catalyst, Inc.	• Signify Health, Inc.
• Alignment Healthcare, Inc.	• Lifestance Health Group, Inc.	• Surgery Partners, Inc.
• Apollo Medical Holdings, Inc.	• Multiplan Corporation	• Teladoc Health, Inc.
• Cano Health, Inc

Korn Ferry provided an analysis of data derived from (i) members of the Peer Group and (ii) relevant compensation surveys. For 2023, the Compensation Committee used Korn Ferry’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful guide for its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Due to considerations related to the size of the Company and certain acquisitions affecting our peer companies, in November 2023, our Compensation Committee, in consultation with Korn Kerry, reviewed and refreshed the Peer Group by removing 1Life Healthcare, Inc., Oak Street Health, Inc. and Signify Health, Inc., which were acquired, making them no longer comparable to the Company, and adding HealthEquity, Inc., Phresia, Inc. and Premier, Inc.

Elements of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;

•	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote annual performance objectives and reward executives for their contributions toward achieving those objectives; and

•

Equity Based Long-Term Incentive Compensation. Equity compensation, historically provided in the form of stock options and RSUs and, beginning in 2023, PSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis and terms as our other employees. We also maintain severance arrangements, which aid in attracting and retaining executive talent. Each of these elements of compensation for 2023 is described further below.

Base Salary

The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new executive officers at the time of hire. Following such review, the Compensation Committee approved an increase from $475,000 to $500,000 to Mr. Mehrotra’s annual base salary, effective March 24, 2023, based on Mr. Mehrotra’s significant contributions to the Company as President and Chief Operating Officer and the fact that he did not receive a base salary increase in 2022. The Compensation Committee determined to keep 2023 base salaries for our other NEOs consistent with their base salaries for 2022. In connection with Mr. Mehrotra’s promotion to CEO on July 1, 2023, Mr. Mehrotra’s base salary was increased by $100,000 to $600,000, as further discussed above under “2023 Compensation Highlights—Appointment of Mr. Parth Mehrotra as Chief Executive Officer.”

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COMPENSATION DISCUSSION AND ANALYSIS

Following such determinations, our NEOs’ base salaries are as set forth below:

Name	2023 Base Salary ($)
Parth Mehrotra, Chief Executive Officer(1)	600,000
David Mountcastle, Executive Vice President and Chief Financial Officer	380,000
Thomas Bartrum, Executive Vice President and General Counsel	340,000
Shawn Morris, Former Chief Executive Officer(2)	600,000
(1)

Mr. Mehrotra was appointed CEO, effective July 1, 2023 (at which time his base salary was increased to $600,000) and prior to that served as our President and Chief Operating Officer (during which his base salary was $475,000 from January 1, 2023 to March 23, 2023 and $500,000 from March 24, 2023 to June 30, 2023).

(2)	Mr. Morris served as the Company’s CEO until July 1, 2023.

Cash Incentive Compensation

We consider annual cash incentive bonuses to be an important component of our total compensation program and provides incentives necessary to motivate and retain executive officers. We maintain an annual performance-based cash bonus program in which each of our NEOs participated in 2023. Each NEO is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the NEO’s base salary. In fiscal 2023, our NEOs participated in our annual cash incentive bonus program at the following target percentages of base salary:

Named Executive Officer	Target Percentage
Parth Mehrotra, Chief Executive Officer(1)	100%
David Mountcastle, Executive Vice President and Chief Financial Officer	80%
Thomas Bartrum, Executive Vice President and General Counsel	50%
Shawn Morris, Former Chief Executive Officer(2)	100%
(1)	Mr. Mehrotra’s 2023 target percentage is based on his base salary as in effect on December 31, 2023.

(2)

In connection with his transition from CEO, Mr. Morris remained eligible to receive an annual cash incentive bonus, based on the Company’s actual performance against the relevant 2023 performance metrics, prorated based on the number of days he served as CEO during 2023.

The target bonuses for 2023 were consistent with the target bonuses for 2022, except that Mr. Mountcastle’s target bonus increased by 10% consistent with the terms of the Mountcastle Agreement, as more fully described below under “Summary of Executive Compensation Arrangements.”

Our Compensation Committee, based upon the recommendation of our CEO, establishes company performance goals each year that it determines are rigorous yet achievable for management and, at the completion of the year, determines actual bonus payouts after assessing company performance against these goals. Payment of the annual performance-based bonus is generally subject to the NEO’s continued employment with us on the date such bonuses are paid.

The corporate scorecard metric with respect to 2023 bonuses included a variety of financial, operational and strategic performance criteria. Bonus payouts under the corporate scorecard metric are determined using a range of threshold to maximum achievement levels, which range from 50% to 150% of target amounts (other than the “Open New Markets” metric, which commences payout at 110% with one new market opened and at 150% with two new markets opened), with an additional 5% modifier applicable in the event certain ESG metrics are achieved. Payouts under the 2023 cash bonus program are not limited at the maximum performance level, and to the extent performance exceeds the maximum performance level, the amount payable continues to increase based on a continuation of the linear interpolation of the metrics achievement and payout levels. However, for bonuses with respect to the 2024 fiscal year, the Compensation Committee has instituted a cap on the maximum achievement levels of 150% of the target amounts. As a result, payout of 2024 bonuses may not exceed 150% of target.

The following are the key metrics we used in our annual bonus program for 2023:

•

Implemented Providers is defined as the total of all service professionals on Privia Health’s platform at the end of a given period who are credentialed by Privia Health and bill for medical services, in both medical groups that the Company owns (“Owned Medical Groups”) and ones it does not own (“Non-Owned Medical Groups”), during that period. This includes, but is not limited to, physicians, physician assistants, and nurse practitioners.

•

Practice Collections is defined as the total collections from all practices in all markets and all sources of reimbursement, fee-for-service, value-based care (“VBC”) and others that we receive for delivering care and providing our platform and associated services. Practice Collections differ from revenue by adding collections from Non-Owned Medical Groups.

•

Attributed Lives is defined as any patient that a payer deems attributed to Privia Health, in both Owned and Non-Owned Medical Groups, to deliver care as part of a VBC arrangement. The number of Attributed Lives is an important measure that impacts the amount of VBC revenue we receive.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Adjusted EBITDA is defined as net (loss) income excluding interest income, interest expense, minority interest expense / income, depreciation and amortization, stock-based compensation, severance, other one time or non-recurring expenses and the benefit from income taxes.

Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of Adjusted EBITDA to its most closely comparable financial measures calculated in accordance with GAAP. This non-GAAP financial measure is not a substitute for or superior to the comparable financial measures under GAAP.

The tables below summarize the 2023 corporate scorecard goals established by the Compensation Committee, their relative weighting, and level of achievement for each goal for 2023 as approved by the Compensation Committee.

2023 Corporate Scorecard Goals ($ in millions)	Weighting	Threshold	Target		Maximum	Actual Achievement	Scorecard Achievement Weighting
Implemented Providers	15.0%	4,030	4,180		4,330	4,224	17.2%
Practice Collections	25.0%	$2,558.7	$2,830.7		$3,125.3	$2,822.9	24.7%
Attributed Lives	15.0%	1,018	1,168		1,318	1,120	12.6%
Adjusted EBITDA	30.0%	$64.8	$73.5		$79.2	$72.2	27.8%
Open New Market	15.0%	N/A	One	(1)	Two	1.5	19.5%
Subtotal	100.0%						101.8%
ESG Metric Composite (Employee Engagement, Physician Engagement, DEI)(2)	5.0%						4.0%
Total							105.8%
(1)

The opening of one new market would result in a payout of 110% of target, where achievement at the target level for the other 2023 corporate scorecard goals would result in a payout of 100% of target. Although the Company launched two new medical groups in Washington State and South Carolina, as well as entered the Connecticut market, the Compensation Committee used its discretion in determining achievement of 1.5.

(2)	The ESG Metric Composite is a modifier that is applied to the 2023 corporate scorecard achievement.

In addition, the ESG metric modifier is comprised of three elements: (i) employee engagement, measured through improving and maintaining our Employee Net Promoter Score (“eNPS”); (ii) physician engagement, measured through improving and maintaining provider Net Promoter Score (“NPS”) and (iii) DEI, evaluated on whether we were able to attract, develop and retain talent to deliver on our mission, strategy and values, increase representation across all levels, embed a culture of inclusivity through continued education and learning goals, and ensure equity within our key talent processes. For 2023, the ESG metric modifier was deemed achieved at +4.0% due to improving our eNPS score, improving our NPS score, increased programming in support of the LGBTQ+ population, and recognition of our positive culture around DEI through Top Workplaces, resulting in overall achievement of 105.8% of target under our corporate scorecard.

2023 Bonus Payout Results

The Compensation Committee recognized the NEOs’ contributions towards company performance in 2023, including being awarded top workplaces accolades in two markets and nationally, enhancing DEI, developing public company best practices, policies, and procedures, and exceeding financial metrics. The Compensation Committee awarded bonuses to each NEO at 105% of target, consistent with the corporate scorecard achievement level (rounded down to the nearest whole percent).

Name	Overall Individual Assessment (% of Target)	Total Bonus Payout (Based on Corporate Scorecard Achievement)
Parth Mehrotra	105%	$630,000
David Mountcastle	105%	319,200
Thomas Bartrum	105%	178,500
Shawn Morris(1)	105%	315,000
(1)

Mr. Morris’ total annual bonus payout based on actual performance against the relevant 2023 performance metrics would have been $630,000; however, the amount he was paid was prorated to reflect the number of days he served as our CEO during 2023.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. The Compensation Committee considers Korn Ferry’s market pay analysis and internal equity considerations when determining the value of equity-based awards to grant to NEOs.

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to align the incentives of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay.

Option Award Modification in connection with the IPO

Prior to our IPO, we granted stock options to our employees pursuant to the PH Group Holdings Corp. Stock Option Plan (the “2018 Plan”), the majority of which were performance-vesting options that would vest upon a change of control transaction in which our Former Lead Investors achieved a threshold return. Although the IPO did not qualify as a change of control transaction under the terms of the performance-based options, because the sponsors would have exceeded the investment return threshold in a hypothetical sale of Privia Health at the IPO price, we amended the vesting condition of the performance-based options and converted them to time-based options.

The rest of the pre-IPO options granted to our NEOs were time-based options, the unvested portion of which were accelerated by one year in connection with the IPO. In addition, Mr. Morris’s unvested time-based options were accelerated by four months upon consummation of the IPO.

The incremental fair value of all of the modified options is reported under the “Option Awards” column in the Summary Compensation Table for fiscal year 2021 in accordance with ASC Topic 718. The incremental fair value does not represent new awards made to, or payments actually received by, our NEOs during 2021, and was mostly attributable to the modification of the performance-based options.

2023 Long-Term Incentive Program

In early 2023, the Compensation Committee adopted our 2023 Long-Term Incentive Program, which is a framework for granting long-term incentives to our executive officers and other employees. This framework introduced PSUs to our mix of equity awards, in order to drive achievement of our corporate performance goals and further align the interests of our NEOs and other participants with those of our stockholders.

In accordance with the framework of the 2023 Long-Term Incentive Program, our NEOs (other than Mr. Morris) received 60% of their 2023 annual equity award in the form of PSUs and 40% of their 2023 annual equity award in the form of RSUs. The RSUs vest in equal installments on each of the first three anniversaries of the grant date. The PSUs are eligible to vest between 0% and 200% of the target number based on the achievement of certain company-wide performance metrics over the three-year period beginning on January 1, 2023 and ending on December 31, 2025, subject to adjustment based on a total shareholder return (“TSR”) modifier, as well as the NEO’s continued service with the Company (the “Annual PSUs”). In no event will the Annual PSUs pay out at greater than 200% of the target number granted.

The Annual PSUs granted to our NEOs (other than Mr. Morris) in 2023 are eligible to be earned 50% based on the achievement of cumulative Practice Collections and 50% based on the achievement of cumulative Adjusted EBITDA metrics (each as described above under “Cash Incentive Compensation”) over the three-year performance period ending December 31, 2025. The applicable targets for fiscal year 2023 were established by the Compensation Committee at the time the Annual PSUs were granted as follows: (a) Practice Collections – threshold of $2,406.08 million, target of $2,830.69 million and maximum of $3,255.29 million; and (b) Adjusted EBITDA – threshold of $55.15 million, target of $73.53 million and maximum of $91.91 million. The applicable targets for fiscal years 2024 and 2025 will be established by the Compensation Committee no later than March 31 of each year, and achievement of the metrics will be determined by the Compensation Committee on a cumulative basis at the end of the three-year performance period as follows:

Vesting of Annual PSUs Subject to Practice Collections Metric
Achievement Level	Percentage of Cumulative Practice Collections Target	Vesting Percentage
Threshold	85%	50%
Target	100%	100%
Maximum	115%	200%

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COMPENSATION DISCUSSION AND ANALYSIS

Vesting of Annual PSUs Subject to Adjusted EBITDA Metric
Achievement Level	Percentage of Cumulative Adjusted EBITDA Target	Vesting Percentage
Threshold	75%	50%
Target	100%	100%
Maximum	125%	200%

If achievement of the Practice Collections or Adjusted EBITDA metrics is between two levels, the Company will apply linear interpolation in order to determine the applicable vesting percentage of the Annual PSUs. The Annual PSUs will not vest if a GAAP Revenue cumulative target for 2023 and 2024 of greater than $2 billion is not achieved, regardless of the achievement of the cumulative Practice Collections and Adjusted EBITDA metrics. Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of Adjusted EBITDA to its most closely comparable financial measures calculated in accordance with GAAP. This non-GAAP financial measure is not a substitute for or superior to the comparable financial measures under GAAP.

Following a determination of the number of Annual PSUs eligible to be earned based on the actual achievement of the cumulative Practice Collections and Adjusted EBITDA metrics, the total number of Annual PSUs earned will be determined based on the application of a TSR modifier. The TSR modifier will result in an increase or decrease to the total number of earned Annual PSUs by 15% (but in no event will more than 200% of target Annual PSUs be earned) based on the Company’s TSR for the three-year performance period as compared to the TSRs of the companies comprising the Standard & Poor’s Healthcare Services Select Industry Index over the same performance period (“Relative TSR”), as follows:

Relative TSR Percentile for Performance Period	TSR Modifier
Above 75th	+15%
25th – 75th	No change
Less than 25th	-15%

CEO Promotional PSUs

In addition, in connection with Mr. Mehrotra’s promotion to CEO on July 1, 2023, the Compensation Committee determined that it was appropriate to grant him a one-time, 100% performance-based, award in light of his increased responsibilities and in order to properly incentivize him to further drive operational, financial, and business performance, as further discussed above under “2023 Compensation Highlights—Appointment of Mr. Parth Mehrotra as Chief Executive Officer”. Such CEO Promotional PSUs vest between 0% and 200% of the target number based on the Company’s Relative TSR over a four-year performance period beginning on July 1, 2023 and ending on June 30, 2027, and Mr. Mehrotra’s continued service with the Company, as follows:

Vesting of CEO Promotional PSUs
Relative TSR Percentile for Performance Period	Vesting Percentage of CEO Promotional PSUs
Less than 25%	—%
25%	50%
50%	100%
75% or greater	200%

If achievement of the Relative TSR metric is between two levels, the Company will apply linear interpolation in order to determine the vesting percentage of the CEO Promotional PSUs. In the event the Company’s TSR for the four-year performance period is negative, the percentage of CEO Promotional PSUs that will vest will be the lesser of the number calculated based on the table above and 100%.

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COMPENSATION DISCUSSION AND ANALYSIS

2023 RSU and PSU Grants

We made the following grants of RSUs and PSUs to our NEOs (other than Mr. Morris) in 2023. The Compensation Committee determined that in light of Mr. Morris’ planned transition from CEO, it was not appropriate to grant him any additional equity awards. As a result, Mr. Morris did not receive any RSUs or PSUs in 2023. None of the NEOs received stock options in 2023.

Name	Number of RSUs(1)	Number of Annual PSUs(2)	Number of CEO Promotional PSUs(3)
Parth Mehrotra	89,046	133,570	232,765
David Mountcastle	22,058	33,088	—
Thomas Bartrum(4)	18,382	27,573	—
(1)

Represents the annual RSUs granted on May 9, 2023, and an incremental award of 15,517 RSUs granted to Mr. Mehrotra on July 1, 2023 in connection with his promotion to the role of CEO, all of which vest on each of the first three anniversaries of May 9, 2023, subject to continued service with us.

(2)

Represents the target number of Annual PSUs granted on May 9, 2023, and an incremental award of 23,275 Annual PSUs granted to Mr. Mehrotra on July 1, 2023 in connection with his promotion to the role of CEO, all of which vest between 0-200% of target based on achievement of the applicable performance goals after the conclusion of the three-year performance period, subject to continued service with us.

(3)

Represents a one-time, 100% performance-based, target CEO Promotional PSU grant made to Mr. Mehrotra in connection with his promotion to the role of CEO, on July 1, 2023, with the actual number of PSUs vesting between 0-200% of target based on achievement of the applicable performance goals after the conclusion of the four-year performance period, subject to his continued service with us.

(4)

In connection with Mr. Bartrum’s separation, any equity awards outstanding and unvested as of immediately prior to his departure will immediately vest as to the portion of such equity awards that would otherwise have vested within the twelve-month period following such date and the remainder will be forfeited, as described below under “2024 Compensation Decisions”.

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) plan for our employees (including our NEOs), and other members of our Affiliated Service Group, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

All of our full-time employees, including our NEOs, are eligible to participate in a broad array of customary health and welfare plans. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

None of our employment agreements or benefit plans provide for tax gross-up payments to our NEOs or other employees.

We do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Any changes to our practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

We are party to employment agreements with each of our NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In addition, certain of our executives may be entitled to enhanced benefits in connection with a qualifying termination following a change in control pursuant to our equity plans, which can mitigate a potential disincentive for our executives when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2023, are set forth in “Executive Compensation Tables—Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Summary of Executive Compensation Arrangements” and “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” below.

Mr. Morris’s Transition Agreement

In connection with Mr. Morris’s retirement as CEO, on June 23, 2023, we entered into a transition agreement with Mr. Morris (“Morris Transition Agreement”) pursuant to which he agreed to provide services to the Company through July 1, 2023 and, following such date, continue to serve as a member of the Board. The Board determined that it was important to have Mr. Morris continue to serve as a non-employee director to provide continuity and preserve long-standing institutional knowledge. In order to incentivize Mr. Morris to remain a member of the Board, the Board concluded that it was appropriate to allow Mr. Morris to continue to vest in the equity awards he received in his capacity as an employee of the Company while he continues to serve as a director. Mr. Morris is entitled to receive cash fees for his service as a non-employee director in accordance with the Company’s Non-Employee Director Compensation Program. However, unlike the other non-employee directors, Mr. Morris will not receive any equity award grants

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COMPENSATION DISCUSSION AND ANALYSIS

pursuant to the Company’s Non-Employee Director Compensation Program for so long as he continues to hold his existing unvested equity awards. In light of the various compensatory items that Mr. Morris gave up, including not receiving a base salary increase or an equity award during 2023, despite serving as our CEO for the first six months of 2023 and remaining on the Board thereafter, the Board determined that it was fair and appropriate to allow Mr. Morris to remain eligible to receive a pro-rated 2023 annual cash bonus, based on actual achievement of the applicable 2023 performance metrics, for the period from January 1, 2023 to June 30, 2023 that Mr. Morris served as our CEO, and to provide Company-subsidized COBRA coverage for up to 12 months following July 1, 2023, conditioned on Mr. Morris’s execution of a release of claims and continued compliance with restrictive covenants. The Morris Transition Agreement is described in more detail below under “Executive Compensation Tables – Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Summary of Executive Compensation Arrangements – Employment Agreement and Transition Agreement with Shawn Morris”.

2024 Compensation Decisions

The Board of Directors appointed Mr. Edward Fargis as Executive Vice President, General Counsel and Corporate Secretary of the Company, effective as of January 29, 2024, and we entered into an employment agreement with Mr. Fargis in connection with his appointment. Mr. Fargis’s employment agreement provides for, among other things, (i) an annual base salary of $375,000, (ii) an annual performance bonus target of 60% of annual base salary and (iii) that Mr. Fargis is eligible for annual equity grants and compensation adjustments commensurate with the named executive officer level band, as determined by the Compensation Committee, starting in 2024. In addition, Mr. Fargis received a sign-on equity grant on January 29, 2024 of 44,404 RSUs under the Company’s 2021 Plan, which will vest in its entirety on the third anniversary of the grant date, subject to Mr. Fargis’ continued employment with the Company.

In the event the Company terminates Mr. Fargis’s employment without “cause” or Mr. Fargis resigns for “good reason” (each, as defined in his employment agreement), subject to his execution and non-revocation of a release of claims within the 60-day period following the date of such termination, he will be eligible to receive a lump-sum payment equal to the sum of (i) 12 months of his then-current base salary, (ii) 100% of his annual target bonus for the year of termination and (iii) an amount equal to Mr. Fargis’s cost of continuation of his health benefits for 12 months.

Under Mr. Fargis’s employment agreement, he has agreed not to compete with the Company during the term of his employment and for the 12-month period following his termination. In addition, Mr. Fargis has agreed not to solicit any of the Company’s customers, employees, consultants or independent contractors, in each case, during the term of his employment and for the 24-month period following his termination.

As previously disclosed by the Company, in connection with Mr. Bartrum’s transition from the role of Executive Vice President and General Counsel, effective as of January 29, 2024, the Company entered into a transition letter agreement with him on January 25, 2024 (the “Bartrum Transition Agreement”). Under the Bartrum Transition Agreement, Mr. Bartrum will remain employed by the Company for a transition period from January 29, 2024 through May 31, 2024 (the “Transition Period”), during which time he will assist with the transition of his knowledge and duties to Mr. Fargis. During the Transition Period, Mr. Bartrum will continue to receive his current salary and benefits. In addition, Mr. Bartrum will be eligible to receive his 2023 annual performance bonus to the extent earned based on the achievement of applicable performance goals as determined by the Compensation Committee (the “2023 Annual Bonus”). Subject to Mr. Bartrum’s continued employment during the Transition Period, his compliance with the restrictive covenants included in his employment agreement and his agreement to execute and not revoke a release of claims at the conclusion of the Transition Period, and as consideration for these commitments, Mr. Bartrum will be eligible to receive the following payments and benefits, which are consistent with the payments and benefits payable upon a termination without cause pursuant to the terms of the Bartrum Agreement (as described below), (a) if not yet paid prior to the conclusion of the Transition Period, the 2023 Annual Bonus; and (b) a lump sum payment equal to (i) 12 months of his current base salary, (ii) his target annual bonus for 2024 and (iii) Company-subsidized COBRA coverage for 12 months. In addition, subject to the conditions described above, each of Mr. Bartrum’s equity awards that are outstanding and unvested as of immediately prior to his departure will become immediately vested as to the portion of such equity awards that would otherwise have become vested pursuant to their ordinary vesting schedule within the twelve-month period following his departure, and each of Mr. Bartrum’s stock options that are outstanding and vested as of his departure (including those vested in connection with his departure) will remain exercisable until their original expiration dates. All of Mr. Bartrum’s other unvested equity awards will be forfeited as of his departure. Mr. Bartrum has reaffirmed that the non-compete and non-solicitation covenants contained in his employment agreement will remain in effect until May 31, 2025 and May 31, 2026, respectively.

In connection with the Committee’s annual review of base salaries of our executives, in early 2024, the Committee determined not to increase the base salaries of the NEOs in 2024 since Mr. Mehrotra received a base salary increase in 2023 in connection with his promotion to CEO (as further discussed above under “2023 Compensation Highlights—Appointment of Mr. Parth Mehrotra as Chief Executive Officer”), Mr. Mountcastle’s base salary was increased in 2022 in connection with negotiation of his employment agreement (as further discussed below under “Summary of Executive Compensation Arrangements—Employment Agreement with David Mountcastle”) and Mr. Fargis recently commenced employment with the Company (as described above). In addition, the Committee believes that the base salaries of our NEOs are at competitive market rates and no increases are necessary for 2024.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Policies and Considerations

Stock Ownership Guidelines for Directors and Executive Officers

The Board established stock ownership guidelines for our non-employee directors to encourage them to maintain a meaningful ownership stake in the Company in order to ensure alignment with the stockholders that they represent and further promote the Company’s commitment to sound corporate governance. Each non-employee director is expected to own Privia Health common stock equal in value to at least five times his or her annual cash Board retainer fee (excluding any additional fees paid to directors in specific leadership roles or for committee membership). For purposes of meeting these requirements, ownership includes not only shares owned directly by the director, but also RSUs and restricted stock awarded under our long-term incentive equity plans. Compliance with the ownership level is expected to occur by the fifth anniversary of a director’s initial election to the Board. All of our directors are in compliance with the stock ownership guidelines or remain within the five-year period for fulfilling the ownership requirements.

In November 2022, the Board established stock ownership guidelines for our executive officers to encourage them to maintain a meaningful ownership stake in the Company in order to ensure alignment with the stockholders that they represent and further promote the Company’s commitment to sound corporate governance. Each executive officer is expected to own Privia Health common stock equal in value to the multiple of his or her annual base salary as set forth in the table below. For purposes of meeting these requirements, ownership includes shares owned directly by the executive officers and time-vesting RSUs and restricted stock awarded under our long-term incentive equity plan. Compliance with the ownership level is expected to occur by the fifth anniversary of the adoption of the guidelines, or, if later, the fifth anniversary of his or her appointment as an executive officer. All of our executive officers are either in compliance with the stock ownership guidelines or remain within the five-year period for fulfilling the ownership requirements.

Chief Executive Officer	6x annual base salary
President (if not the Chief Executive Officer)	5x annual base salary
Other Executive Officers	3x annual base salary

Anti-Hedging Policy. Our Board has adopted a Statement of Policy Concerning Trading in Company Securities. Pursuant to this policy, employees, officers and directors are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Directors, officers and employees are also prohibited from shorting the Company’s stock.

Anti-Pledging Policy. Our Board has adopted a Statement of Policy Concerning Trading in Company Securities. Pursuant to this policy, employees and directors are prohibited from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Clawback Policies. Effective October 2, 2023, as required by SEC rules and in order to encourage sound financial reporting, we adopted a mandatory clawback policy applicable to all current and former officers of the Company, as defined in Rule 10D-1(d) of the Exchange Act, including our executive officers. The Company’s Policy for Recovery of Erroneously Awarded Compensation (the “Mandatory Clawback Policy”) provides that, in the event we are required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, the Company will recover the portion of any incentive-based compensation awarded to any current or former officer that is in excess of the amount of incentive-based compensation such officer would have received based on the restatement. Such recovery is required, regardless of whether the officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. The Mandatory Clawback Policy applies to all incentive-based compensation (including cash bonuses and equity awards) that is granted, earned or vested based wholly or in part upon the attainment of one or more financial measures. In order to further enhance individual accountability, we also adopted the Discretionary Policy for Recovery of Incentive Compensation (the “Discretionary Clawback Policy”), effective November 29, 2023, which is applicable to all of our employees, including our executive officers, and provides the Company with the ability to claw back incentive compensation (including cash bonuses and equity awards) if it is determined that an employee engaged in any misconduct or took excessive risk outside the bounds of our risk governance structure.

Section 409A. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Section 162(m). Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

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COMPENSATION DISCUSSION AND ANALYSIS

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

44	| 2024 Proxy Statement

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis section in this Proxy Statement with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Committee:

Pamela Kimmet (Chair)

Adam Boehler

David King

David Wichmann

| 2024 Proxy Statement	45

EXECUTIVE COMPENSATION TABLES

2023 Summary Compensation Table

The following table sets forth information concerning the compensation paid to our NEOs during our most recently completed fiscal years ended December 31, 2023, 2022 and 2021.

		Salary	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)[1]	($)[2]	($)	($)	($)(5)	($)(6)	($)
Parth Mehrotra	2023	$541,667	$—	$15,886,998	$—	$630,000	$14,520	$17,073,185
Chief Executive Officer	2022	$475,000	$256,025	$—	$—	$622,725	$13,512	$1,367,262
	2021	$475,000	$—	$2,239,993	$48,550,675	$725,000	$13,069	$52,003,737
David Mountcastle	2023	$380,000	$—	$1,601,991	$—	$319,200	$14,520	$2,315,711
Executive Vice President and Chief Financial Officer	2022	$340,729	$90,174	$1,338,513	$799,995	$348,726	$13,512	$2,931,649
Thomas Bartrum(7)	2023	$340,000	$—	$1,334,993	$—	$178,500	$14,520	$1,868,013
Executive Vice President and General Counsel	2022	$323,277	$49,130	$1,532,577	$—	$222,870	$13,512	$2,141,366
	2021	$300,000	$—	$629,993	$8,726,034	$225,000	$13,069	$9,894,096
Shawn Morris(8)	2023	$312,500	$—	$—	$—	$315,000	$52,020	$679,520
Former Chief Executive Officer	2022	$600,000	$263,400	$—	$—	$786,600	$13,512	$1,663,512
	2021	$600,000	$—	$2,799,997	$99,374,735	$850,000	$13,069	$103,637,801
(1)	The Amounts reflect actual base salaries paid to each named executive officer, taking into account the base salary increases described above under “Elements of Compensation—Base Salary”.

(2)

Amounts reflect the special discretionary bonuses paid to our NEOs in respect of 2022 based on extraordinary individual contributions by our NEOs. No discretionary bonuses were paid to our NEOs in respect of 2023.

(3)

The amounts reported in this column represent the aggregate grant date fair value of RSUs and PSUs granted to our NEOs during 2023, 2022 and 2021 (as applicable), as calculated in accordance with ASC Topic 718, which for the PSUs is based on the applicable performance conditions being achieved at target level, which was determined to be the probable outcome, as of the grant date, without regard to estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSU and PSU awards are described in Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023. The values of the PSUs granted to Messrs. Mehrotra, Mountcastle and Bartrum in 2023 assuming they are earned at maximum level of performance are $26,691,662, $1,922,412 and $1,601,992, respectively.

(4)

The amounts reported in this column represent the aggregate grant date fair value of options granted to our NEOs during 2022 and 2021, as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the option awards are described in Note 11 to our consolidated financial statements in the Annual Report form 10-K for the year ended December 31, 2023. In addition, the amounts reported in this column for 2021 include the incremental fair value of options for certain of our NEOs in 2021 which were modified in connection with the IPO as follows: Mr. Morris—$94,174,738; Mr. Mehrotra—$44,390,676; and Mr. Bartrum—$7,556,039. No options were granted to our NEOs in 2023.

(5)

Represents annual bonuses earned by our NEOs under our annual incentive bonus program in respect of 2023, 2022 and 2021 (paid in March 2024, 2023 and 2022, respectively), as discussed above under “Compensation Discussion and Analysis — Elements of Compensation — Cash Incentive Compensation.”

(6)

The amounts in this column represent (i) the Company’s contributions to the Company’s 401(k) plan on behalf of each of the NEOs and (ii) with respect to Mr. Morris, fees he received for his services as a director on our Board after his employment ceased on July 1, 2023, which, for the 2023 fiscal year, totaled $37,500.

(7)	Mr. Bartrum ceased serving as our Executive Vice President and General Counsel on January 29, 2024 and will remain employed in a transition role through May 31, 2024.

(8)	Mr. Morris ceased serving as our CEO and an employee of the Company, effective July 1, 2023, but continues to serve as a non-employee member of our Board.

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EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards in Fiscal 2023

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2023 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Parth Mehrotra	N/A		—	$600,000	—	—	—	—	—	—
	5/9/23	(3)	—	—	—	—	—	—	73,529	$2,136,017
	5/9/23	(4)	—	—	—	55,147	110,294	220,588	—	$3,204,041
	7/1/23	(5)	—	—	—	—	—	—	15,517	$405,149
	7/1/23	(4)	—	—	—	11,638	23,276	46,552	—	$607,736
	7/1/23	(6)	—	—	—	116,383	232,765	465,530	—	$9,534,054
David Mountcastle	N/A		—	$304,000	—	—	—	—	—	—
	5/9/23	(3)	—	—	—	—	—	—	22,058	$640,785
	5/9/23	(4)	—	—	—	16,544	33,088	66,176	—	$961,206
Thomas Bartrum	N/A		—	$170,000	—	—	—	—	—	—
	5/9/23	(3)	—	—	—	—	—	—	18,382	$533,997
	5/9/23	(4)	—	—	—	13,787	27,573	55,146	—	$800,996
Shawn Morris	N/A		—	$300,000	—	—	—	—	—	—
(1)

Amounts reflect the potential target payout under our 2023 annual bonus program. There are no threshold or maximum payouts under our annual bonus program. Please see the description of the annual bonus program under “Compensation Discussion and Analysis—Elements of Compensation—Cash Incentive Compensation” above.

(2)

Amounts reflect the grant date fair value in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

The RSUs granted to our NEOs are scheduled to vest in three ratable annual installments on each of the first three anniversaries of the grant date, subject to the NEO’s continued service with the Company.

(4)

The Annual PSUs granted to our NEO’s will vest between 0% and 200% of the target number Annual PSUs based upon the Company’s achievement of the applicable performance metrics over the three-year performance period ending on December 31, 2025 and the NEO’s continued service with the Company. Please see the description of the Annual PSUs under “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentive Awards—2023 Long-Term Incentive Program” above.

(5)

The RSUs granted to Mr. Mehrotra are scheduled to vest in three ratable annual installments on each of the first three anniversaries of May 9, 2023, subject to Mr. Mehrotra’s continued service with the Company.

(6)

The CEO Promotional PSUs granted to Mr. Mehrotra are scheduled to vest between 0% and 200% of the target number of CEO Promotional PSUs based on the achievement of the applicable performance metrics over the four-year performance period ending on June 30, 2027 and Mr. Mehrotra’s continued service with the Company. Please see the description of the CEO Promotional PSUs under “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentive Awards—CEO Promotional PSUs” above.

(7)

In connection with Mr. Bartrum’s separation, any equity awards that are outstanding and unvested as of immediately prior to Mr. Bartrum’s departure will immediately vest as to the portion of such awards that would otherwise have vested within the twelve-month period following such date and the remainder will be forfeited, as more fully explained under “Compensation Discussion and Analysis—2024 Compensation Actions.”

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Summary of Executive Compensation Arrangements

We have entered into employment agreements and transition agreements with our NEOs, the terms of which are summarized below.

Employment Agreement with Parth Mehrotra

On January 1, 2018, we entered into an employment agreement with Parth Mehrotra, our current CEO and former President and Chief Operating Officer (as amended on April 1, 2020, April 16, 2021, August 10, 2022 and June 23, 2023, the “Mehrotra Agreement”). Either party may terminate the Mehrotra Agreement at any time upon 30 days’ written notice, or immediately in the event of a termination for cause by the company or for a resignation with good reason (each as defined in the Mehrotra Agreement).

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EXECUTIVE COMPENSATION TABLES

In connection with Mr. Mehrotra’s appointment as CEO, on June 23, 2023, and the increased duties and responsibilities associated with his new role, the Company entered into a fourth amendment (the “Fourth Amendment”) to Mr. Mehrotra’s existing employment agreement. The Fourth Amendment provides for, among other things: (i) as of July 1, 2023, an annual base salary of $600,000, with an annual performance bonus target of 100% of annual base salary; (ii) an incremental 2023 long-term incentive program award with respect to a number of shares of the Company’s common stock having an aggregate value as of the grant date of $1 million, consisting of a mix of PSUs (60%) that vest based on the achievement of certain performance metrics over a three-year performance period beginning on January 1, 2023 and ending on December 31, 2025, and RSUs (40%) that vest ratably over three years on the first, second and third anniversaries of May 9, 2023, which award is in addition to Mr. Mehrotra’s annual equity award under the Company’s 2023 long-term incentive program awarded in his former capacity as President and Chief Operating Officer; and (iii) an additional one-time, 100% performance-based, CEO Promotional PSU award. All equity awards granted to Mr. Mehrotra were granted under the Company’s 2021 Omnibus Incentive Plan and the applicable award agreements thereunder. Please see the description of the PSUs under “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentive Awards—2023 Long-Term Incentive Program and —CEO Promotional PSUs ” above for additional details regarding the grants made to Mr. Mehrotra in 2023.

Mr. Mehrotra is also eligible to participate in our benefit plans as offered to our similarly situated executives. The Mehrotra Agreement provides that the annual base salary will be reviewed at least annually, in accordance with our procedures for the review of the compensation of the members of our senior executive team, and may not be reduced without Mr. Mehrotra’s prior written consent, except as part of an across the board reduction applies in the same percentage to the base salaries of all members of the senior executive team.

In the event that we terminate the Mehrotra Agreement without cause, or Mr. Mehrotra resigns for good reason, subject to his execution and non-revocation of a release of claims within the 60 day period following the date of such termination of his employment, he will be eligible to receive (a) an amount equal to the sum of (i) his annual base salary and (ii) annual performance bonus at target for the year of termination, payable in ratable monthly installments over 18 months, and (b) continued health benefits for 18 months.

Under the Mehrotra Agreement, Mr. Mehrotra has agreed not to compete with us during the term of his employment and for the 18-month period following termination of his employment. In addition, Mr. Mehrotra has agreed not to solicit any of our clients, employees or consultants during the 24-month restricted period following the termination of his employment for any reason.

Employment Agreement with David Mountcastle

On March 21, 2022 we entered into an employment agreement (as amended August 20, 2022, the “Mountcastle Agreement”) with David Mountcastle, our Executive Vice President and Chief Financial Officer. Either party may terminate the Mountcastle Agreement at any time upon 30 days’ written notice, or immediately in the event of a termination for cause by the Company or for a resignation with good reason (each as defined in the Mountcastle Agreement).

The Mountcastle Agreement provides for an annual base salary of $380,000, commencing on April 1, 2022 (the “Commencement Date”), subject to an annual adjustment of the annual base salary of up to 7.5% of the annual base salary for the first two years following the Commencement Date based upon the achievement of mutually agreed to metrics, and an annual performance bonus target of 70% of annual base salary, subject to an annual percentage increase of up to 10% per year based upon the achievement of mutually agreed to metrics until such time as Mr. Mountcastle’s annual cash bonus target is at 100% of annual base salary. Mr. Mountcastle is eligible for annual equity grants and compensation adjustments commensurate with the highest non-CEO level band, as determined by the Compensation Committee, starting in 2023. The Mountcastle Agreement provides that the annual base salary will be reviewed at least annually, in accordance with our procedures for the review of the compensation of the members of our senior executive team, and may not be reduced without Mr. Mountcastle’s prior written consent, except as part of an across the board reduction applies in the same percentage to the base salaries of all members of the senior executive team. Mr. Mountcastle received a sign-on equity grant on April 1, 2022 consisting of 64,882 stock options and 48,833 RSUs. Each of the sign-on stock options and RSUs vest 25% annually over a 4-year period. In the event that Mr. Mountcastle’s employment is terminated by us without cause or he voluntarily terminates his employment for good reason, all of the sign-on stock options and RSUs will vest as of the date of termination.

In the event that we terminate the Mountcastle Agreement without cause, or Mr. Mountcastle resigns for good reason, subject to his execution and non-revocation of a release of claims within the 60 day period following the date of such termination of his employment, he will be eligible to receive a lump sum payment equal to the sum of (i) his annual base salary, (ii) annual performance bonus at target for the year of termination and (iii) the cost of continued health benefits for 12 months.

Under the Mountcastle Agreement, Mr. Mountcastle has agreed not to compete with the Company during the term of his employment and for the 12-month period following termination of his employment. In addition, Mr. Mountcastle has agreed not to solicit any of the Company’s clients, employees or consultants during the 24-month restricted period following the termination of his employment for any reason.

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EXECUTIVE COMPENSATION TABLES

Employment Agreement with Thomas Bartrum

On February 25, 2019, we entered into an employment agreement with Thomas Bartrum, our Executive Vice President and General Counsel (as amended on February 25, 2019, April 1, 2020, April 16, 2021 and August 10, 2022, the “Bartrum Agreement”). The following description of the Bartrum Agreement is based on the material terms as in effect as of December 31, 2023 and does not reflect Mr. Bartrum’s transition agreement, which was entered into in January 2024 (as described under “Compensation Discussion and Analysis—2024 Compensation Decisions” above).

Either party may terminate the Bartrum Agreement at any time upon 30 days’ written notice, or immediately in the event of a termination for cause by the Company or for a resignation with good reason (each as defined in the Bartrum Agreement). The Bartrum Agreement provides for an annual base salary of $340,000, effective July 1, 2022, and an annual performance bonus target of 50% of annual base salary. Mr. Bartrum is also eligible to participate in our benefit plans as offered to our similarly situated executives. The Bartrum Agreement provides that the annual base salary will be reviewed at least annually, in accordance with our procedures for the review of the compensation of the members of our senior executive team, and may not be reduced without Mr. Bartrum’s prior written consent, except as part of an across the board reduction applies in the same percentage to the base salaries of all members of the senior executive team.

In the event that we terminate the Bartrum Agreement without cause, or Mr. Bartrum resigns for good reason, subject to his execution and non-revocation of a release of claims within the 60 day period following the date of such termination of his employment, he will be eligible to receive a lump sum payment equal to the sum of (i) his annual base salary, (ii) annual performance bonus at target for the year of termination and (iii) the cost of continued health benefits for 12 months.

Under the Bartrum Agreement, Mr. Bartrum has agreed not to compete with us during the term of his employment and for the 12-month period following termination of his employment. In addition, Mr. Bartrum has agreed not to solicit any of our clients, employees or consultants during the 24-month restricted period following the termination of his employment for any reason.

Employment Agreement and Transition Agreement with Shawn Morris

On April 13, 2018, we entered into an employment agreement with Mr. Morris, our former CEO (as amended on April 23, 2019, April 1, 2020 and August 20, 2022, the “Morris Agreement”). Under the Morris Agreement, Mr. Morris agreed not to compete with us during the term of his employment and for the 18-month period following termination of his employment. In addition, Mr. Morris agreed not to solicit any of our clients, employees or consultants during that 18-month restricted period.

In connection with Mr. Morris’s retirement as CEO, effective July 1, 2023, and his continued service on the Board thereafter, on June 23, 2023, the Company entered into the Morris Transition Agreement with Mr. Morris. Pursuant to the Morris Transition Agreement, Mr. Morris agreed to provide services to the Company through July 1, 2023, following which he will continue to serve as a member of the Board. While Mr. Morris serves on the Board, he will be eligible to receive cash compensation pursuant to the Company’s Non-Employee Director Compensation Program in effect from time to time; but, for so long as Mr. Morris holds unvested equity awards granted to him during his employment with the Company, he will not be eligible to receive (and has waived any right to receive) any additional equity compensation from the Company under its Non-Employee Director Compensation Program, unless otherwise determined by the Board. Mr. Morris also agreed that the post-employment restrictive covenants contained in the Morris Agreement (as discussed above) will continue to apply through his service on the Board and for 18 months thereafter.

Additionally, subject to his provision of services through July 1, 2023, his execution of a release of claims in favor of the Company and his continued compliance with the restrictive covenants contained in the Morris Agreement, Mr. Morris is eligible to receive (i) a pro-rata annual performance bonus for the period from January 1, 2023 to June 30, 2023, determined based on actual achievement of the applicable performance objectives and the funding of the Company’s bonus pool and payable in 2024 at the time 2023 annual bonuses are paid to the Company’s other executive officers, and (ii) Company payment of the Company-paid portion of premium payments for any continued COBRA coverage for Mr. Morris and his dependents for the 12 month period following July 1, 2023 (or, if earlier, the day Mr. Morris is no longer eligible for COBRA continuation coverage or becomes eligible to receive group health plan coverage by means of subsequent employment) at the same benefit levels in effect on July 1, 2023 and determined as if Mr. Morris had remained an active employee. Further, the Morris Transition Agreement provides that the equity awards granted to Mr. Morris during his employment with the Company prior to July 1, 2023 will remain outstanding and continue to vest in accordance with their terms and on the current vesting schedules, until Mr. Morris resigns or is removed from the Board. Mr. Morris will have one year following his resignation or removal from the Board (or, if earlier, the applicable option expiration date) to exercise all of his then-vested and outstanding options granted prior to July 1, 2023.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End Table

The following table presents the outstanding equity incentive plan awards held by each NEO as of December 31, 2023:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Parth Mehrotra	8/28/18	(2)	36,416	—	$2.00	8/27/33
	8/28/18	(3)	68,256	—	$2.00	8/27/33
	12/4/19	(4)	38,756	—	$2.00	12/3/34
	12/4/19	(3)	74,310	—	$2.00	12/3/34
	9/8/20	(3)	34,739	—	$2.00	9/7/35
	4/29/21	(5)(6)	145,827	291,654	$23.00	4/28/31
	4/29/21	(7)					64,928	$1,495,292
	5/9/23	(8)					73,529	$1,693,373
	5/9/23	(9)							110,294	$2,540,071
	7/1/23	(10)					15,517	$357,357
	7/1/23	(9)							23,276	$536,046
	7/1/23	(11)							232,765	$5,360,578
David Mountcastle	8/28/18	(12)	21,231	—	$2.00	8/27/28
	8/28/18	(3)	4,287	—	$2.00	8/27/28
	3/20/19	(4)	17,244	—	$2.00	3/19/29
	12/4/19	(4)	6,481	—	$2.00	12/3/29
	12/4/19	(3)	2,450	—	$2.00	12/3/29
	9/8/20	(4)	10,833	—	$2.00	9/7/30
	4/29/21	(5)	34,178	68,356	$23.00	4/28/31
	4/29/21	(7)					15,218	$350,471
	4/1/22	(13)	16,220	48,662	$26.73	3/31/32
	4/1/22	(13)					36,625	$843,474
	5/9/23	(8)					22,058	$507,996
	5/9/23	(9)							33,088	$762,017
Thomas Bartrum	8/28/18	(3)	11,024	—	$2.00	8/27/33
	8/28/18	(14)	62,380	—	$2.00	8/27/33
	12/4/19	(3)	17,149	—	$2.00	12/3/34
	9/8/20	(4)	21,667	—	$2.00	9/7/35
	4/29/21	(5)	41,013	82,028	$23.00	4/28/31
	4/29/21	(7)					18,261	$420,551
	5/31/22	(15)					63,964	$1,473,091
	5/9/23	(8)					18,382	$423,337
	5/9/23	(9)							27,573	$635,006
Shawn Morris	8/28/18	(16)	2,514,848	—	$2.00	8/27/33
	8/28/18	(3)(17)	1,531,117	—	$2.00	8/27/33
	4/29/21	(5)(18)	182,283	364,568	$23.00	4/28/31
	4/29/21	(7)					81,160	$1,869,115
(1)

Amounts are calculated by multiplying the number of shares shown in the table by $23.03, the closing trading price of our common stock on December 29, 2023 (the last trading day before our fiscal year end of December 31, 2023).

(2)

Reflects a grant of both time-based and performance-based non-qualified stock option (“NQSO”), each of which had an exercise price of $2.00. The time-based options vested 50% on the grant date, and 25% vested on each of the first and second anniversary of the grant date. Full vesting

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EXECUTIVE COMPENSATION TABLES

of the performance-based portion of the award was subject to attainment of certain performance goals in connection with a liquidity event. The time-based options were modified effective April 29, 2021 to accelerate by one year any time-based option that was not previously 100% vested. The performance-based options were modified effective April 29, 2021 to become time-based options that vested 60% on April 29, 2021, 20% on April 29, 2022 and 20% on October 29, 2022.

(3)

Reflects a grant of performance-based NQSOs that was subject to attainment of certain performance goals in connection with a liquidity event. The performance-based options were modified to become time-based options that vested 60% on April 29, 2021, 20% on April 29, 2022 and 20% on October 29, 2022.

(4)

Reflects a grant of both time-based and performance-based NQSOs, each of which had an exercise price of $2.00. The time-based options vested 25% on the first four anniversaries of the grant date. Full vesting of the performance-based portion of the award was subject to attainment of certain performance goals in connection with a liquidity event. The time-based options were modified effective April 29, 2021 to accelerate by one year any time-based option that was not previously 100% vested. The performance-based options were modified effective April 29, 2021 to become time-based options that vested 60% at April 29, 2021, 20% on April 29, 2022 and 20% on October 29, 2022.

(5)

Reflects a grant of time-based NQSOs, each of which had an exercise price of $23.00 and vests over four years, with 1/3 vesting two years after date of grant, another 1/3 at three years from date of grant and the final 1/3 at four years from the date of grant, subject to the executive’s continued service with the Company.

(6)	Reflects stock options held by the Jaya Mehrotra 2021 Trust, of which Mr. Mehrotra’s spouse is the Trustee and Mr. Mehrotra and his children are beneficiaries.

(7)

Reflects RSUs that vest over four years, with 1/3 vesting two years after date of grant, another 1/3 at three years from date of grant and the final 1/3 at four years from the date of grant, subject to the executive’s continued service with the Company.

(8)	Reflects RSUs that vest in three substantially equal annual installments on the first, second and third anniversaries of the grant date, subject to the executive’s continued service with the Company.

(9)

Reflects Annual PSUs that become eligible to vest based on the achievement of certain cumulative Practice Collections and Adjusted EBITDA metrics over the three-year period ending December 31, 2025, the Company’s achievement of a GAAP Revenue cumulative target for 2023 and 2024 greater than $2.0 billion and Relative TSR metrics, subject to the executive’s continued service with the Company through the date that the achievement of the applicable performance goals are determined. The amounts reported are at the target level of performance.

(10)	Reflects RSUs that vest in three substantially equal annual installments on the first, second and third anniversaries of May 9, 2023, subject to the executive’s continued service with the Company.

(11)

Reflects CEO Promotional PSUs that become eligible to vest based on the achievement of certain Relative TSR metrics over the four-year period ending June 30, 2027, subject to Mr. Mehrotra’s continued service with the Company through the date that the achievement of applicable performance goals are determined. The amounts reported are at the target level of performance.

(12)

Reflects a grant of both time-based and performance-based NQSOs, each of which had an exercise price of $2.00. The time-based options vested 100% on the grant date. Full vesting of the performance-based portion of the award was subject to attainment of certain performance goals in connection with a liquidity event. The performance-based options were modified effective April 29, 2021 to become time-based options that vested 60% at April 29, 2021, 20% on April 29, 2022 and 20% on October 29, 2022.

(13)

The options and RSUs granted to Mr. Mountcastle are scheduled to vest in four ratable annual installments on each of the first four anniversaries of the grant date, subject to Mr. Mountcastle’s continued service with us.

(14)

Reflects a grant of both time-based and performance-based NQSOs, each of which had an exercise price of $2.00. The time-based options vested 75% on the grant date, and the remaining 25% were schedule to vest on the first anniversary of the grant date. Full vesting of the performance-based portion of the award was subject to attainment of certain performance goals in connection with a liquidity event. The time-based options were modified effective April 29, 2021 to accelerate by one year any time-based option that was not previously 100% vested. The performance-based options were modified effective April 29, 2021 to become time-based options that vested 60% at April 29, 2021, 20% on April 29, 2022 and 20% on October 29, 2022.

(15)	The RSUs granted to Mr. Bartrum are scheduled to vest on the third anniversary of the grant date, subject to his continued service with us.

(16)

Reflects a grant of both time-based and performance-based non-qualified stock option (“NQSO”), each of which has an exercise price of $2.00. The time-based options were originally schedule to time-vest in equal annual installments on the first, second, third and fourth anniversary of the grant date. Full vesting of the performance-based portion of the award was subject to attainment of certain performance goals in connection with a liquidity event. The time-based options were modified effective April 29, 2021 to accelerate by one year any time vested option that was not previously 100% vested and the performance-based options were modified effective April 29, 2021 to become time-based options that vested 60% at April 29, 2021, 20% on April 29, 2022 and 20% on October 29, 2022. The modification also accelerated the time-based options held by Shawn Morris by an additional four months such that 100% of his time based options were vested as of April 29, 2021. Includes 14,848 of stock options held by Emerald Family, LLC, which is affiliated with Mr. Morris.

(17)	Includes 300,818 of stock options held by Emerald Family, LLC, which is affiliated with Mr. Morris.

(18)	Includes 182,283 of stock options held by Emerald Family, LLC, which is affiliated with Mr. Morris.

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EXECUTIVE COMPENSATION TABLES

Options Exercised and Stock Vested in Fiscal 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Parth Mehrotra	695,229	$18,258,647	32,463	$896,953
David Mountcastle	—	$—	19,816	$547,272
Thomas Bartrum	140,444	$3,464,875	9,130	$252,262
Shawn Morris	467,550	$12,370,737	40,579	$1,121,198
(1)	Amounts are calculated by multiplying the number of shares as to which the option was exercised by the market price of the shares on the exercise date, net of the exercise price.

(2)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment and Transition Agreements

We are party to agreements with each of our NEOs, each of which provides for separation benefits upon a termination of the NEO’s employment without “cause” or if the executive resigns for “good reason” (each as defined in the applicable agreement). The separation benefits payable under the Mehrotra Agreement, Mountcastle Agreement, Bartrum Agreement and Morris Transition Agreement, each as in effect on December 31, 2023, are described in detail under “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Summary of Executive Compensation Arrangements” above.

All severance and benefits under the NEO’s agreements are subject to the NEO’s execution of a release of claims against us and continued compliance with certain restrictive covenants.

Equity Acceleration

Pursuant to our 2021 Plan and the applicable equity award agreements thereunder, in the event of a change in control of the Company, (i) where outstanding equity awards held by an executive are not assumed, converted or replaced in connection therewith, or (ii) following which the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, (x) any outstanding stock options and RSUs held by the executive will vest in full and (y) any Annual PSUs held by the executive will vest pro rata, based on the period beginning on the first day of the performance period and ending on the next anniversary of the grant date following the change in control or termination (as applicable) and subject to achievement of performance goals as of the change in control or termination (as applicable). Pursuant to the CEO Promotional PSU award agreement, in the event of a change in control of the Company, the performance period will be shortened to end on the date of the change in control, and a number of PSUs will vest based on the achievement of the Relative TSR metric determined as of the date of the change in control (which number may be prorated in the Compensation Committee’s discretion).

In addition, pursuant to the award agreements entered into by our executives under the 2021 Plan, in the event the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, (i) with respect to options and RSUs, the portion of the option or RSU award that would have vested within twelve months following such executive’s termination date will accelerate and vest, (ii) with respect to Annual PSUs granted more than one year prior to such termination, a prorated portion of the PSUs will vest based on the period beginning on the first day of the performance period and ending on the date of termination and subject to achievement of performance goals as of the termination and (iii) with respect to the CEO Promotional PSUs granted more than one year prior to such termination, a prorated portion of the CEO Promotional PSUs will remain eligible to vest based on the period beginning in the first day of the performance period and ending on the date of termination and subject to achievement of performance goals at the end of the four-year performance period.

Pursuant to Mr. Mountcastle’s employment agreement, in the event Mr. Mountcastle’s employment is terminated by us without “cause” or he resigns for “good reason”, all of the restricted stock units and options he received pursuant to his sign-on equity award on April 1, 2022 will vest.

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EXECUTIVE COMPENSATION TABLES

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs who were in active employment with us as of December 31, 2023, upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2023. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($)	Termination due to end of a renewal term ($)
Parth Mehrotra	Cash(2)	$1,800,000	$—	$1,800,000	N/A
	Equity Acceleration(3)	1,431,176	11,982,716	11,982,716	N/A
	Continued Healthcare(4)	43,367	—	43,367	N/A
	Total	$3,274,543	$11,982,716	$13,826,083	$—
David Mountcastle	Cash(5)	$684,000	$—	$684,000	N/A
	Equity Acceleration(3)	625,679	15,292,081	15,292,081	N/A
	Continued Healthcare(6)	28,912	—	28,912	N/A
	Total	$1,338,591	$15,292,081	$16,004,993	$—
Thomas Bartrum	Cash(7)	$510,000	$—	$510,000	N/A
	Equity Acceleration(3)	351,369	4,841,044	4,841,044	N/A
	Continued Healthcare(6)	34,708	—	34,708	N/A
	Total	$896,077	$4,841,044	$5,385,752	$—
(1)	Assumes awards are not assumed or substituted in connection with the change in control.

(2)	Represents 150% of the sum of Mr. Mehrotra’s (i) annual base salary and (ii) target annual bonus for 2023.

(3)

With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the options by $23.03, the closing trading price of our common stock on December 29, 2023 (the last trading day before our fiscal year end of December 31, 2023) and (ii) subtracting the exercise price for the options. With respect to RSUs and PSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs and PSUs by $23.03, the closing trading price of our common stock on December 29, 2023 (the last trading day before our fiscal year end of December 31, 2023). The number of PSUs was determined as if the applicable performance metrics were achieved at 100% of target as of the date of the applicable change in control or termination of service.

(4)	Represents 18 months continuation of COBRA premiums.

(5)	Represents 100% of Mr. Mountcastle’s (i) annual base salary and (ii) target annual bonus for 2023.

(6)	Represents an amount equal to 12 months continuation of COBRA premiums.

(7)	Represents 100% of Mr. Bartrum’s (i) annual base salary and (ii) target annual bonus for 2023.

As described above, Mr. Morris’s employment with the Company terminated on July 1, 2023. In accordance with the terms of the Morris Transition Agreement, Mr. Morris is entitled to receive the following payments: (i) a prorated annual cash performance bonus for fiscal year 2023 of $315,000, payable on the date in fiscal year 2024 that annual bonuses are payable to senior executives of the Company; (ii) continued health benefits for a period of 12 months equal to a maximum value of $28,912; and (iii) continued vesting of his pre-July 1, 2023 equity awards for as long as Mr. Morris continues to serve on the Board. Any such equity awards that remain unvested when Mr. Morris ceases to serve on the Board will be forfeited for no consideration.

Compensation Risk Assessment

We have assessed our compensation programs for all employees and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage inappropriate risk taking and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

| 2024 Proxy Statement	53

EXECUTIVE COMPENSATION TABLES

Equity Compensation Plan Information

The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	13,543,885	(2)	$9.06	3,407,032	(3)
Equity compensation plans not approved by security holders	None		None	None
Total	13,543,885		$9.06	3,407,032
(1)

Includes the following plans: our PH Group Holdings Corp. Stock Option Plan (the “2018 Plan”), 2021 Omnibus Incentive Plan (the “2021 Plan”) and the Privia Health Group Inc. Employee Stock Purchase Plan (the “ESPP”).

(2)

As of December 31, 2023, a total of 9,820,754 shares of our common stock have been reserved for issuance pursuant to outstanding options awarded under the 2018 Plan and the 2021 Plan and 3,723,131 shares have been reserved for issuance pursuant to restricted stock units and performance stock units awarded under the 2021 Plan.

(3)

As of December 31, 2023, a total of 2,379,174 shares of our common stock have been reserved for future issuance under the 2021 Plan and a total of 1,027,858 shares of our common stock have been reserved for issuance pursuant to the ESPP. The 2021 Plan also provides for an automatic increase on the first day of each fiscal year following the effective date of the 2021 Plan by an amount equal to the lesser of (i) 5% of the outstanding shares on December 31 of the immediately preceding fiscal year or (ii) such number of shares as determined by our Compensation Committee in its discretion. The Compensation Committee ratified the annual increase for 2024 so that the number of shares available under the 2021 Plan increased by 5,910,848 shares (or 5% of the outstanding shares as of December 31, 2023), such that a total of 8,290,022 shares of our common stock were reserved for future issuance under the 2021 Plan as of January 1, 2024. The ESPP provides the number of shares reserved and available for issuance pursuant to the ESPP may increase each January 1, beginning on January 1, 2022, by 1% of the outstanding shares of our common stock on the immediately preceding December 31 or such lesser number determined by our Compensation Committee. The Compensation Committee elected not to increase the number of shares of our common stock reserved for future issuance under the ESPP for 2024. The Company no longer makes grants under the 2018 Plan and no shares of common stock are reserved for future issuance thereunder.

CEO Pay Ratio

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and an estimate of the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.

For the year ended December 31, 2023:

•

The annual total compensation for our CEO, Mr. Mehrotra, was $17,073,185 as reported in the “Total” column of the Summary Compensation Table. Since Mr. Mehrotra was appointed CEO effective July 1, 2023, we annualized his Salary, as disclosed in the Summary Compensation Table, and added the disclosed values of his Stock Awards, Non-Equity Incentive Plan Compensation and other components of All Other Compensation to arrive at a value of $17,131,518, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. Mr. Mehrotra’s annual total compensation includes $9,534,054 related to the CEO Promotional PSUs granted upon Mr. Mehrotra becoming CEO, which was a one-time, 100% performance-based grant.

•	The annual total compensation for our median employee was $81,475, calculated in accordance with the rules applicable to the Summary Compensation Table.

For the year ended December 31, 2023, the annual total compensation for our CEO was approximately 210 times that of our median employee.

We understand that the CEO pay ratio is intended to provide greater transparency into annual CEO pay and how it compares to the annual pay of the median employee. As such, we are providing a supplemental ratio that compares Mr. Mehrotra’s regular annual total compensation, excluding the special one-time CEO Promotional PSUs, to the annual total compensation of the median employee, as we believe that this supplemental ratio reflects a more representative comparison. The resulting supplemental pay ratio is approximately 93 to 1.

54	| 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES

For purposes of identifying our median employee, we used our total employee population as of December 31, 2023. We used the sum of base salary, annual bonus, grant date value of equity awards and sum of other bonuses, and overtime as applicable for the 12-month period ending December 31, 2023 as our compensation measure that we consistently applied to all employees.

| 2024 Proxy Statement	55

Pay Versus Performance Table
The following table sets forth information concerning the compensation of our
NEOs for each of the fiscal years (“FYs”) ended December 31, 2023, 2022 and 2021, and our financial performance for each such FY. The Company became a reporting company in April 2021.

							Value of Initial Fixed $100 Investment Based on:

Fiscal Year	Summary Compensation Table Total for PEO (Current) ($) (1)	Compensation Actually Paid to PEO (Current) ($) (2)	Summary Compensation Table Total for PEO (Former) ($) (1)	Compensation Actually Paid to PEO (Former) ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Total Shareholder Return ($) (3)	Peer Group Total Shareholder Return ($) (3)	Net Income ($ in millions)	Adjusted EBITDA ($ in millions) (4)

2023	$17,073,185	$15,769,393	$679,520	$2,593,632	$2,091,862	$2,338,615	$66.27	$78.53	$21.00	$72.20

2022	N/A	N/A	$1,663,512	$3,437,341	$2,761,965	$1,624,410	$65.35	$73.70	$(12.10)	$60.90

2021 (5)	N/A	N/A	$103,637,801	$158,105,544	$30,948,917	$41,167,621	$74.45	$92.63	$(190.60)	$41.40
(1)
The Company had two Principal Executive Officers (“PEOs”) during the 2023 FY: Parth Mehrotra (our current CEO) and Shawn Morris (our former CEO). Mr. Morris was the sole PEO during our 2022 and 2021 FYs. Our
Non-PEO
NEOs for each relevant FY are as follows:

FY	Non-PEO NEOs

2023	David Mountcastle and Thomas Bartrum

2022	David Mountcastle, Parth Mehrotra, Thomas Bartrum and Jeff Sherman

2021	Parth Mehrotra and Thomas Bartrum
(2)
Amounts represent compensation actually paid to our PEOs for each of the FYs shown, and the average compensation actually paid to our remaining
Non-PEO
NEOs for the relevant FY, as determined under SEC rules. Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable FY, as adjusted as follows:

	2021		2022		2023

Adjustments	PEO (Former)	Average Non-PEO NEOs	PEO (Former)	Average Non-PEO NEOs	PEO (Current)	PEO (Former)	Average Non-PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(102,174,732)	$(30,073,348)	$—	$(2,032,188)	$(15,886,998)	$—	$(1,468,492)

Increase based on ASC Topic 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$9,657,228	$4,949,322	$—	$799,574	$13,051,914	$—	$1,190,262

Increase based on ASC Topic 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$—	$—	$—	$—	$—	$—	$—

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC Topic 718 Fair Value from Prior FY End to Applicable FY End	$42,803,798	$12,203,146	$(1,220,073)	$(374,456)	$467,452	$584,315	$174,872

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC Topic 718 Fair Value from Prior FY End to Vesting Date	$104,181,449	$23,139,584	$2,993,902	$469,515	$1,063,840	$1,329,796	$350,111

Deduction of ASC Topic 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$—	$—	$—	$—	$—	$—	$—

TOTAL ADJUSTMENTS	$54,467,743	$10,218,704	$1,773,829	$(1,137,555)	$(1,303,792)	$1,914,112	$246,753

The fair value valuation adjustments outlined above to calculate the compensation actually paid did not include assumptions that materially differed from those used in the Company’s grant date fair value calculations.

(3)
We use the Nasdaq Health Care Index (the “Health Care Index”) as the peer group for presenting a comparison of total shareholder return (“TSR”) in the table above and graphs below. Amounts in this column represent cumulative TSR of the Health Care Index for the period beginning April 29, 2021 through the end of the relevant fiscal year.

| 2024 Proxy Statement	55

(4)
Adjusted EBITDA is a
non-GAAP
measure. Adjusted EBITDA is defined as net income (loss) excluding interest income, interest expense, non-controlling
interest expense / income, depreciation and amortization, stock-based compensation, severance, other one time or non-recurring
expenses, employer taxes on equity vesting/exercises and the provision for (benefit from) income taxes. Please see Appendix A for a reconciliation of Adjusted EBITDA to its most closely comparable financial measure calculated in accordance with GAAP. The Company selected Adjusted EBITDA as the Company-Selected Measure due to it being an important financial performance measure that helps link compensation actually paid to the Company’s NEOs to the Company’s performance for the most recently completed fiscal year. Specifically, Adjusted EBITDA is used to evaluate performance under the 2023 annual bonus program’s corporate scorecard, a short-term cash incentive plan that is funded based on the Company’s achievement of Adjusted EBITDA, as well as several other Company performance goals.

(5)
In connection with our IPO, outstanding performance-based options held by our employees were converted to time-based options, as further described above under “
Equity-Based Long-Term Incentive Awards—Option Award Modification in connection with the IPO
”. As a result of this modification, our NEOs’ compensation for purposes of Summary Compensation Table reporting was significantly impacted. We do not consider our NEOs’ Summary Compensation Table total compensation for 2021 representative of what our NEOs will receive as compensation going forward, as the modification of the performance-based options was a one-time
occurrence in connection with our IPO. In addition, we believe that our net loss in FY 2021 was not representative of our performance in that fiscal year since it reflects one-time,
non-cash
charges related to the modification of the options related to our IPO.

Relationship Between Compensation Actually Paid and the Financial Performance Measures included in Pay Versus Performance Table
Compensation actually paid to Mr. Morris decreased over the prior year in each of 2022 and 2023, while average compensation actually paid to our
Non-PEO
NEOs decreased between 2021 and 2022, but slightly increased between 2022 and 2023. Similarly, our TSR decreased between the period beginning April 29, 2021 (the date of our IPO) through the end of 2022 but slightly increased between 2022 and 2023. This trajectory also aligns with that of the Health Care Index TSR, which also decreased between the date of our IPO through the end of 2022 and then increased between 2022 and 2023. We do not consider the compensation actually paid to Mr. Morris or Mr. Mehrotra in 2023 representative of the compensation we expect to pay our PEO in future years due to the PEO transition that occurred in July 2023.Approximately 50% of the compensation actually paid to Mr. Mehrotra in 2023 relates to a one-time
100% performance-based CEO Promotional PSU award, which was designed to further align his compensation with the interests of the Company’s stockholders and will only vest upon the achievement of applicable performance goals and his continued employment. In addition, we note that our NEOs’ (including our PEO’s) total compensation for 2021 included amounts related to a one-time
modification to previously granted stock options made in connection with our IPO, and we do not consider it to be representative of our NEOs’ future compensation.
Both our net income and Adjusted EBITDA increased over the prior year in each of 2022 and 2023 and the increase in the compensation actually paid to our
Non-PEO
NEOs from 2022 to 2023 aligned with our increased performance in our key performance metric. As mentioned above, due to modifications related to our equity awards in relation to our IPO, we do not consider our net income results or compensation actually paid in 2021 to be indicative of our performance or the compensation paid to our NEOs. We note, that despite there being an increase in our Adjusted EBITDA from 2021 to 2022, neither our PEO nor our
Non-PEO
NEOs (as a group) had an increase in compensation actually paid from 2021 to 2022.
Pay Versus Performance Tabular List
We believe the following key metrics represent the most important financial and operating performance measures used by us to link company performance to compensation actually paid to our NEOs for the fiscal year ended December 31, 2023:

•	Practice Collections;

•	Care Margin;

•	Implemented Providers;

•	Attributed Lives; and

•	Adjusted EBITDA.

56	| 2024 Proxy Statement

DIRECTOR COMPENSATION

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the year ended December 31, 2023. Mr. Mehrotra was named our Chief Executive Officer and was appointed to our Board effective as of July 1, 2023, but did not receive any additional compensation for his service as a director. Mr. Mehrotra’s compensation as an NEO of the Company is presented in “Executive Compensation.” Any compensation Mr. Morris earned during 2023 in his capacity as a non-employee director following his retirement as CEO has been reported in the “All Other Compensation” column of the Summary Compensation Table in accordance with SEC rules. Mr. Morris did not receive any additional compensation for his service as a director while he was serving as our CEO. Mr. Bernstein and Mr. Sherrill are employees of our Former Lead Investors and did not receive any compensation from us for their service as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jeff Bernstein(2)	—	—	—
Adam Boehler(3)	$—	$—	$—
Nancy Cocozza(4)	$72,500	$202,561	$275,061
Pamela Kimmet(5)	$39,583	$171,435	$211,018
David King(6)	$132,500	$202,561	$335,061
Patricia Maryland(7)	$87,500	$202,561	$290,061
Thomas McCarthy(8)	$97,500	$202,561	$300,061
Shawn Morris(9)	$—	$—	$—
Jaewon Ryu(10)	$72,500	$202,561	$275,061
Will Sherrill(11)	—	—	—
Bill Sullivan(12)	$72,500	$202,561	$275,061
David Wichmann(13)	$31,250	$171,435	202,685
(1)

The amounts reported in this column represent the aggregate grant date fair value of RSUs granted to our non-employee directors in 2023, as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of RSUs are described in Note 11 to our consolidated financial statements in the Annual Report form 10-K for the year ended December 31, 2023.

(2)	Mr. Bernstein resigned from the Board effective August 1, 2023.

(3)	Mr. Boehler was appointed as a member of the Board effective July 1, 2023.

(4)	As of December 31, 2023, Mrs. Cocozza held 7,758 unvested RSUs.

(5)	Mrs. Kimmet was appointed as a member of the Board effective August 1, 2023. As of December 31, 2023, Mrs. Kimmet held 6,189 unvested RSUs.

(6)	As of December 31, 2023, Mr. King held 7,758 unvested RSUs.

(7)	As of December 31, 2023, Mrs. Maryland held 7,758 unvested RSUs.

(8)	As of December 31, 2023, Mr. McCarthy held 7,758 unvested RSUs.

(9)

As of December 31, 2023, Mr. Morris held 4,592,816 stock options, of which 497,949 are held by Emerald Family, LLC, which is affiliated with Mr. Morris, and 81,160 unvested RSUs. For so long as Mr. Morris holds unvested equity awards granted to him during his employment with the Company, he will not be eligible to receive (and has waived any right to receive) any additional equity compensation from the Company under its Non-Employee Director Compensation Program, unless otherwise determined by the Board.

(10)	As of December 31, 2023, Dr. Ryu held 7,758 unvested RSUs.

(11)	Mr. Sherrill resigned from the Board effective July 1, 2023.

(12)	As of December 31, 2023, Mr. Sullivan held 7,758 unvested RSUs.

(13)	Mr. Wichmann was appointed as a member of the Board effective August 1, 2023. As of December 31, 2023, Mr. Wichmann held 6,189 unvested RSUs.

Non-Employee Director Compensation

In 2023, in consultation with Korn Ferry, the Board reviewed director compensation arrangements at our peer companies and adopted a new Non-Employee Director Compensation Program (the “Non-Employee Director Compensation Program”), which adjusted the cash and equity retainers to be paid to our non-employee directors in order to attract and retain highly qualified and exceptional directors.

Previously, all non-employee directors received an annual retainer of $70,000. In addition, the Chair of the Board received an annual fee of $50,000, the Chair of the Audit Committee received an annual fee of $25,000 and the Chair of the Compliance Committee received an annual fee of $12,500. In addition, the Board authorized the Chair of the Compensation Committee to receive an annual fee of $17,500 and the Chair of the Nominating and Corporate Governance Committee to receive an annual fee of $12,500;

58	| 2024 Proxy Statement

provided, however any chair employed by one of our Former Lead Investors did not receive any compensation from us for their service as chair of their respective committee. Each non-employee director also received an annual grant of RSUs under our long-term incentive plan covering an amount of shares of the Company’s common stock equal to $175,000, divided by the 30 day trailing average stock price of the Company’s common stock on the date of grant. Non-employee directors who were appointed or elected to the Board were eligible to receive an initial restricted stock unit award in the same amount in lieu of an annual equity award for the year of such director’s appointment or election.

Pursuant to the Non-Employee Director Compensation Program, effective July 1, 2023, all non-employee directors receive an annual retainer of $75,000. In addition, the Chair of the Board receives an annual cash retainer of $55,000, and the chairs of our committees receive the following annual retainers: Chair of the Audit Committee, $25,000; Chair of the Compliance Committee—$17,500; Chair of the Compensation Committee—$20,000; and Chair of the Nominating and Corporate Governance Committee—$15,000. As under the prior program, any chair employed by one of our Former Lead Investors does not receive any compensation from us for their service as chair of their respective committee. Each non-employee director will also automatically receive an annual grant of RSUs under our long-term incentive plan covering an amount of shares of the Company’s common stock equal to $200,000 divided, by the 30 day trailing average stock price of the Company’s common stock the date of grant.

Additionally, each non-employee director who is appointed or elected to the Board will automatically receive an initial RSU award covering an amount of shares of the Company’s common stock equal to the product of (i) $200,000 and (ii) a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the Annual Meeting immediately preceding such non-employee director’s start date and ending on such non-employee director’s start date and the denominator of which is 365 (with the number of shares of common stock underlying such award determined based on dividing such value by the 30 day trailing average stock price of the Company’s common stock the date of grant) (which, for the avoidance of doubt, is in lieu of an annual equity award for the year of such director’s appointment or election).

| 2024 Proxy Statement	59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors, Executive Officers and Certain Other Beneficial Owners

The following table provides summary information regarding the beneficial ownership of our common stock as of     , 2024 for:

•	Each person or group who beneficially owns more than 5% of our common stock;

•	Each of the NEOs;

•	Each of the directors and director nominees; and

•	All current directors, director nominees and executive officers, as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Form 3, Form 4, Schedule 13D or Schedule 13G filed by each such person or entity. Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address for each director and executive officer is c/o Privia Health Group, Inc., 950 N. Glebe Rd., Suite 700 Arlington, VA 22203.

Name of beneficial owner	Number	Percent
5% Stockholders
BlackRock, Inc.(1)	17,124,181	14.4%
FMR LLC(2)	15,846,134	13.4%
Vanguard Group(3)	11,278,334	9.5%
Named executive officers and directors
Adam Boehler(4)	5,318,182	4.5%
Bill Sullivan(5)	5,460,052	4.6%
David King	15,034	*
David Mountcastle(6)	353,439	*
David Wichmann(7)	1,321,529	1.1%
Jaewon Ryu	11,369	*
Nancy Cocozza	7,073	*
Pamela Kimmet(8)	6,189	*
Parth Mehrotra(9)	606,275	*
Patricia Maryland	15,034	*
Shawn Morris(10)	4,475,595	3.6%
Thomas Bartrum(11)	209,503	*
Thomas McCarthy	23,279	*
All executive officers, directors and director nominees as a group (13 persons)	17,613,500	14.2%

*	Denotes less than 1.0% of beneficial ownership.
(1)

Based on a Schedule 13G/A filed by BlackRock Inc. on January 23, 2024 and information provided by the stockholder consist of 17,124,181 shares of common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 1001.

(2)

Based on a Schedule 13G/A filed by FMR, LLC on February 9, 2024 and information provided by the stockholder consist of 15,846,134 shares of common stock. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)

Based on a Schedule 13G/A filed by the Vanguard Group on February 13, 2024 and information provided by the stockholder consist of 11,278,334 shares of common stock. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Includes 5,318,182 shares of common stock held by Puma Growth Holdings, LLC, with which Mr. Boehler is affiliated, but with respect to which he otherwise disclaims beneficial ownership.
(5)	Includes 5,445,018 shares of common stock held by Brighton Family, LLC, with which Mr. Sullivan is affiliated but with respect to which he otherwise disclaims beneficial ownership.
(6)

Includes (i) 162,948 shares of common stock, 8,695 of which are held by Mr. Mountcastle’s spouse, (ii) 163,323 shares of common stock underlying stock options exercisable within 60 days of     , 2024 and (iii) 27,168 shares of common stock underlying RSUs scheduled to vest within 60 days of     , 2024.

(7)

Includes (i) 1,315,340 shares of common stock, all of which are held by Jory Capital, LLC, with which Mr. Wichmann is affiliated but with respect to which he otherwise disclaims beneficial ownership, and (ii) 6,189 shares of common stock underlying RSUs scheduled to vest within 60 days of     , 2024.

60	| 2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(8)	Includes 6,189 shares of common stock underlying RSUs scheduled to vest within 60 days of , 2024.
(9)

Includes (i) 544,131 shares of common stock underlying stock options exercisable within 60 days of , 2024, 291,654 of which are held by the Jaya Mehrotra 2021 Trust, of which Mr. Mehrotra’s spouse is the Trustee and Mr. Mehrotra and his children are beneficiaries, and (ii) 62,144 shares of common stock underlying RSUs scheduled to vest within 60 days of     , 2024.

(10)

Includes (i) 24,485 shares of common stock held by Emerald Family, LLC, with which Mr. Morris is affiliated, but with respect to which he otherwise disclaims beneficial ownership, (ii) 4,410,531 shares of common stock underlying stock options exercisable within 60 days of     , 2024, 497,949 of which are held by Emerald Family, LLC, with which Mr. Morris is affiliated, but with respect to which he otherwise disclaims beneficial ownership, and (iii) 40,579 shares of common stock underlying RSUs scheduled to vest within 60 days of     , 2024.

(11)

Includes (i) 194,246 shares of common stock underlying stock options exercisable within 60 days of     , 2024 and (ii) 15,257 shares of common stock underlying RSUs scheduled to vest within 60 days of ,     2024.

| 2024 Proxy Statement	61

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors or, executive officers (or any of their immediate family members) or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Compensation of Directors” and “Executive Compensation.”

Shareholder Rights Agreement

The Shareholder Rights Agreement has terminated pursuant to its terms as a result of the Offering completed in May 2023 in which the Former Lead Investors, who were parties to the Shareholder Rights Agreement, sold all of their shares of common stock, as described below.

In connection with our initial public offering, we entered into a Shareholder Rights Agreement with affiliates of the Former Lead Investors that provided each Former Lead Investor with the right to designate nominees for election to our Board.

In the Offering, Goldman sold all of its common stock, and, as a result, the number of directors that Goldman has the right to designate for election to the Board was decreased from three to none. Pursuant to the requirement in the Shareholder Rights Agreement, David King, Jeff Bernstein, and Thomas McCarthy each offered to resign promptly following the closing of the Offering. The Nominating and Corporate Governance Committee recommended that the Board reject such resignations, and the Board rejected them. Accordingly, David King continued to serve as a Class I director and stood for re-election as a Class I director at the 2023 annual meeting of stockholders, Jeff Bernstein continued to serve as a Class I director and stood for re-election as a Class I director at the 2023 annual meeting of stockholders, and Thomas McCarthy continued to serve as a Class II director and is standing for re-election as a Class II director at the Annual Meeting. As previously disclosed, Jeff Bernstein resigned from his position as a member of the Board and as a member of certain committees of the Board effective August 1, 2023.

In the Offering, Pamplona sold all of its common stock, and, as a result, the number of directors that Pamplona has the right to designate for election to the Board was decreased from three to none. Pursuant to the requirement in the Shareholder Rights Agreement, Jaewon Ryu, MD, Will Sherrill and Patricia Maryland each offered to resign promptly following the closing of the Offering. The Nominating and Corporate Governance Committee recommended that the Board reject such resignations, and the Board rejected them. Accordingly, Jaewon Ryu, MD, continued to serve as a Class II director, Will Sherrill continued to serve as a Class III director, and Patricia Maryland continued to serve as a Class III director. As previously disclosed, Will Sherrill resigned from his position as a member of the Board and as a member of certain committees of the Board effective July 1, 2023.

Registration Rights

Prior to the consummation of our initial public offering, we entered into a registration rights agreement with certain indirect beneficial owners of greater than 1% of our common stock, including the Former Lead Investors, Jeff Butler, Bill Sullivan, Shawn Morris and Parth Mehrotra, among others (the “Registration Rights Agreement”). The registration rights agreement was amended in November 2021 to add Thomas Bartrum and David Mountcastle as parties. Pursuant to the Registration Rights Agreement, certain holders of shares of our common stock (or shares underlying options to purchase common stock) or their transferees are entitled to demand registration and piggyback registration rights with respect to the registration of such shares for public resale under the Securities Act. If exercised, these registration rights would enable holders to transfer these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

The Registration Rights Agreement provides that we will pay all registration expenses in connection with effecting any demand registration. The Registration Rights Agreement contains customary indemnification and contribution provisions.

Director Transactions

Adam Boehler indirectly owns 5,318,182 shares of common stock of the Company, which were acquired in an arms length transaction for approximately $117 million in May 2023 by Puma Growth Holdings, LLC (“Puma”) as part of the Offering from the selling stockholders therein. The Company did not receive any proceeds from this transaction. Rubicon Founders OP GP, LP of which Mr. Boehler is the controlling General Partner, is the manager of Puma. Mr. Boehler disclaims beneficial ownership of such shares, except to the extent of his indirect pecuniary interest therein, if any.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

David Wichmann is the indirect owner of 1,315,340 shares of common stock of the Company, which were acquired by Jory Capital, LLC in an arms length transaction for approximately $28.4 million in May 2023 by Jory Capital, LLC as part of the Offering from the selling stockholders therein, The Company did not receive any proceeds from this transaction. Jory Capital, LLC is co-owned by Mr. Wichmann. Mr. Wichmann disclaims beneficial ownership of such shares, except to the extent of his indirect pecuniary interest therein, if any.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

Our Policy Regarding Related Person Transactions

We have adopted a written policy with respect to the reporting, review and approval of related party transactions. Under our Related Person Transaction Policy, every director, director nominee and executive officer is required to promptly notify our Chief Compliance Officer of any transaction that may be a related party transaction. Our Audit Committee is responsible for reviewing and approving related party transactions.

In the course of its review and approval of related party transactions, our Audit Committee will consider all relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the commercial reasonableness of the terms of the transaction;

•	the absence or presence of a perceived benefit to the Company;

•	the opportunity costs of alternate transactions;

•	the materiality and character of the related party’s direct or indirect interest in the transaction; and

•	the actual or apparent conflict of interest of the related party.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, the best interests of the Company and those of our stockholders. The Audit Committee may direct that a related party transaction will not be entered into, or will not be continued. The Audit Committee is also responsible for reviewing previously approved related party transactions on an annual basis using the criteria above.

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OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of our common stock file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2023, all Section 16(a) filing requirements were satisfied on a timely basis, except that a late Form 4 was filed on June 16, 2023 by Parth Mehrotra.

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 Annual Meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 950 N. Glebe Rd., Suite 700, Arlington, VA 22308. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December 5, 2024. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our General Counsel.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an Annual Meeting. To be properly brought before the 2025 Annual Meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on January 22, 2025 and not before the opening of business on December 23, 2024. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2025 Annual Meeting of stockholders.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.

Internet Availability of Proxy Materials

We are using the “notice only” proxy rules adopted by the SEC to furnish proxy materials to stockholders using the Internet. This allows us to expedite stockholders’ receipt of proxy materials and reduces costs by delivering to stockholders a Notice of Internet Availability of Proxy Materials and providing online access to our proxy materials.

Under the notice only option, a company must post all proxy materials on a publicly-accessible website. Instead of delivering proxy materials to its stockholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials.” The notice includes, among other things:

•	information regarding the date and time of the 2024 Annual Meeting of Stockholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or e-mail copies of the proxy materials.

By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of paper products. As stated above, in connection with our Annual Meeting, we have elected to use the notice only option. Accordingly, you will not receive all proxy materials by mail. These proxy materials include the notice relating to the Annual Meeting, proxy statement, proxy card and our Annual Report on Form 10-K, which are available at www.proxydocs.com/PRVA. We agree to deliver promptly, upon written or oral request, paper copies of the proxy materials to any stockholder. If you prefer to receive paper copies of the proxy materials, contact (866) 648-8133 or www.investorelections.com/PRVA.

Householding of Annual Meeting Materials

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or set of proxy materials, for those stockholders that received a paper copy of proxy materials in the mail, to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or set of proxy materials to multiple

64	| 2024 Proxy Statement

OTHER MATTERS

stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials or proxy materials, contact (866) 648-8133 or www.investorelections.com/PRVA.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of a future Notice of Internet Availability of Proxy Materials or proxy materials for your household, please contact (866) 648-8133 or www.investorelections.com/PRVA.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of Privia Health who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

2023 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2023 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at www.ir.priviahealth.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Privia Health Group, Inc., 950 N. Glebe Rd., Suite 700 Arlington, VA 22203.

* * *

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in our online proxy materials or the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed in your Notice of Internet Availability of Proxy Materials or voting instruction forms or, if applicable, execute and return, at your earliest convenience, the enclosed proxy card.

| 2024 Proxy Statement	65

APPENDIX A

Reconciliation of Gross Profit to Care Margin(a)

For the Year Ended December 31,
(unaudited; $ in thousands)	2023
Revenue	$1,657,737
Provider expense	(1,298,573)
Amortization of intangible assets	(5,359)
Gross Profit	353,805
Amortization of intangible assets	5,359
Care margin	$359,164
(a)	Any slight variations in totals are due to rounding.

Reconciliation of Net Income (Loss) to Adjusted EBITDA(a)

For the Year Ended December 31,
(unaudited; $ in thousands)	2023
Net income (loss)	$23,079
Net (loss) attributable to non-controlling interests	(2,051)
Provision for (benefit from) income taxes	7,993
Interest expense	(8,372)
Depreciation and amortization	6,533
Stock-based compensation	37,098
Other expenses(b)	7,948
Adjusted EBITDA	$72,228
(a)	Any slight variations in totals are due to rounding.

(b)

Other expenses include employer taxes on equity vesting/exercises, legal, severance and certain non-recurring costs. Employer taxes on equity vesting/exercises of $1.6 million and $3.2 million were recorded for the years ended December 31, 2023 and 2022, respectively.

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APPENDIX B SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PRIVIA HEALTH GROUP, INC. Privia Health Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the Corporation), hereby certifies that the Corporation was originally incorporated under the name PH Group Parent Corporation on August 10, 2016, and that its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date. The Corporation further certifies that this Second Amended and Restated Certificate of Incorporation (the Charter) restates and integrates and further amends the provisions previously filed with the Secretary of State of the State of Delaware. This Amended and Restated Certificate of Incorporation (this Amended and Restated Certificate of Incorporation)Charter has been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (Delaware Law). ARTICLE 1. NAME The name of the Corporation is Privia Health Group, Inc. ARTICLE 2. REGISTERED OFFICE AND AGENT The address of the Corporations registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. ARTICLE 3. PURPOSE AND POWERS The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law. ARTICLE 4. CAPITAL STOCK (A) Authorized Shares1. Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share (the Common Stock), and 100,000,000 shares of preferred stock, par value $0.01 per share (the Preferred Stock).2. Preferred Stock. The Board of Directors (the Board) is hereby empowered, without any action or vote by the Corporations stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.(B) Voting RightsEach holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of IncorporationCharter (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Amended and Restated Certificate of IncorporationCharter (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

| 2024 Proxy Statement	B-1

ARTICLE 5. BYLAWS The Board of Directors shall have the power to adopt, amend or repeal any provision of the Amended and Restated Bylaws of the Corporation (as amended, modified, or supplemented, the Bylaws). The For so long as investment entities directly or indirectly controlling, controlled by or under common control with (affiliated) with Goldman Sachs & Co. LLC and Pamplona Capital Management LLP (collectively, the Lead Investors) beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, beneficially own) outstanding securities of the Corporation representing at least 25% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors (the Minimum Ownership Threshold) (including for the avoidance of doubt, through any LLC units held by the Lead Investors in Brighton Health Group Holdings, LLC (BHG)), the stockholders of the Corporation may adopt, amend, or repeal the Bylaws only with the consent of the Lead Investors that beneficially own securities of the Corporation representing a majority of the voting power of the securities of the Corporation generally entitled to vote in the election of directors beneficially owned by the Lead Investors; provided that, from and after the time the Minimum Ownership Threshold is no longer met, the stockholders may adopt, amend or repealany provision of the Bylaws with the affirmative vote of the holders of not less than sixty-six and 2/3 percent (662/3%) of the a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class. ARTICLE 6. BOARD OF DIRECTORS (A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of athe Board of Directors.(B) Number of Directors. The Board shall fix the number of directors that constitute the whole Board of Directors in the manner provided in the Bylaws.(C) Election of Directors.1. (1) Until such time as the Minimum Ownership Threshold is no longer met, the Board of Directors will consist of a single class of Directors each elected annually at the annual meeting of stockholders. Following the time when the Minimum Ownership Threshold is no longer met, theThe Board (other than Preferred Stock Directors, if any) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met; Class II Directors shall initially serve until the second annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met; and Class III Directors shall initially serve until the third annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met. Commencing with the first annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met, eachEach Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Immediately following the time when the Minimum Ownership Threshold is no longer met, the Board is authorized to designate the members of the Board then in office as Class I directors, Class II directors or Class III directors. In making such designation, the Board shall equalize, as nearly as possible, the number of directors in each class. Notwithstanding the foregoing, each suchEach director shall hold office until such directors successor shall have been duly elected and qualified or until such directors earlier death, resignation, or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.2. (2) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.(D) Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.(E) Removal. Except for Preferred Stock Directors (as defined below), any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of sixty-six and 2/3 percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that until the Minimum Ownership Requirement is no longer met, any Director may be

B-2	| 2024 Proxy Statement

removed with or without cause, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. (F)_Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors (the Preferred Stock_ Directors), the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to ArticleARTICLE 4(A) hereto, and such directors so elected shall not be subject to the provisions of this ArticleARTICLE 6 unless otherwise provided therein.ARTICLE 7. MEETINGS OF STOCKHOLDERS (A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.(B) Special Meetings. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (1) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, or (2) by or at the direction of the Chairman or the Chief Executive Officer. In addition, until the Minimum Ownership Threshold is no longer met, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.(C) No Action by Written Consent. From and after the date that the Minimum Ownership Threshold is no longer met, anyAny action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Until the Minimum Ownership Threshold is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of a majority of the total voting power of the Corporation entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of stockholders.ARTICLE 8. INDEMNIFICATION (A) Limited Liability. A To the fullest extent permitted by Delaware Law, no director or officer of the Corporation shall not bebe personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted byor officer, as applicable. Solely for purposes of this paragraph, officer shall have the meaning provided in Section 102(b)(7) of the Delaware Law.(B) Right to Indemnification.1. (1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ArticleARTICLE 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ArticleARTICLE 8 shall be a contract right.2. (2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such persons status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.(D) Nonexclusivity of Rights. The rights and authority conferred in this ArticleARTICLE 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

| 2024 Proxy Statement	B-3

APPENDIX B (E) Preservation of Rights. Neither the amendment nor repeal of this ArticleARTICLE 8, nor the adoption of any provision of this Amended and Restated Certificate of IncorporationCharter or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). ARTICLE 9. FORUM SELECTION Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporations stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation Charter or the Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the courts having personal jurisdiction over the indispensable parties named as defendants. The preceding sentence of this ArticleARTICLE 9 shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ArticleARTICLE 9. ARTICLE 10. AMENDMENTS The Corporation reserves the right to amend this Amended and Restated Certificate of IncorporationCharter in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 10, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, (i) until the Minimum Ownership Threshold is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and (ii) from and after the date that the Minimum Ownership Threshold is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and 2/3 percent (66 2>> 3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose. ARTICLE 11 CORPORATE OPPORTUNITIES To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Lead Investors or the Butler Member (as defined in the Limited Liability Company Agreement of BHG) or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a Specified Party), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation 669169-009-Part-7 (a Directed Opportunity) shall be obligated 21Mar24 to communicate 16:08 such DirectedPage Opportunity 36 to the Corporation, provided, however, that all of the protections of this Article 11 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

B-4	| 2024 Proxy Statement

Neither the amendment nor repeal of this Article 11, nor the adoption of any provision of this certificate of incorporation or the bylaws of the Corporation, nor, tothe fullest extent permitted by Delaware Law,any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). If any provision or provisions of this Article 11 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 11 (including, without limitation, each portion of any paragraph of this Article 11 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article 11 (including, without limitation, each such portion of any paragraph of this Article 11 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article 11 shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this certificate of incorporation or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11. Until such time as the Minimum Ownership Threshold is no longer met, the Corporation will not be subject to the provisions of Section 203 of the General Corporation Law. From and after the time the Minimum Ownership Threshold is no longer met, such election shall be automatically withdrawn and the Corporation will thereafter be governed by Section 203 of the General Corporation Law; provided that it shall only apply to a person that became an interested stockholder (each as defined in Section 203 of the General Corporation Law) after the Corporation became subject to Section 203 of the General Corporation Law.

| 2024 Proxy Statement	B-5

P.O. BOX 8016, CARY, NC 27512-9903 PRELIMINARY COPY – SUBJECT TO COMPLETION	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
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Go To: www.proxypush.com/PRVA until 11AM
Eastern Time on May 22, 2024
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Privia Health Group, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 25, 2024

DATE:	Wednesday, May 22, 2024
TIME:	11:00 AM, Eastern Time
PLACE:	Annual Meeting of Stockholders to be held via a live webcast
Please visit www.proxydocs.com/PRVA for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Parth Mehrotra, David Mountcastle and Edward Fargis (collectively, the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Privia Health Group, Inc., which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Privia Health Group, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3, 4, and 5

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect each of the four nominees listed in the accompanying proxy statement as Class II directors to the Board of Directors to serve until our 2027 annual meeting and until their respective successors have been duly elected and qualified;
		FOR	WITHHOLD

	1.01 Thomas McCarthy				FOR

	1.02 Parth Mehrotra				FOR

	1.03 Dr. Jaewon Ryu				FOR

	1.04 William (Bill) Sullivan				FOR

		FOR	AGAINST	ABSTAIN

2.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers;				FOR

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;				FOR

4.	To amend and restate our amended and restated certificate of incorporation (the “Charter”) to remove supermajority voting standards; and				FOR

5.	To amend and restate our Charter to remove or limit the personal liability of officers to the extent permitted by amendments to the Delaware General Corporation Law.				FOR

Note: In their discretion, to vote for such other matters as may be properly brought before the meeting or any adjournment thereof.

You must register by May 21, 2024 5PM Eastern Time to attend the meeting online at www.proxydocs.com/PRVA

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) on your account. If held in joint tenancy, all persons party to the joint tenancy should sign. Those signing as trustees, administrators, executors, and other fiduciaries, should provide their full title evincing such authority. Corporations or partnerships should sign in full corporate or partnership name affixed by the authorized officer(s) thereof.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date